Exhibit 99.1

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                              BLUEGREEN CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                      (in thousands, except per share data)

                                                                                                       December 31,     December 31,
                                                                                                           2002             2003
                                                                                                           ----             ----

ASSETS
Cash and cash equivalents (including restricted cash of approximately $20,551
   and $33,540 at December 31, 2002 and 2003, respectively) ....................................         $ 46,905         $ 73,031
Contracts receivable, net ......................................................................           16,230           25,522
Notes receivable, net ..........................................................................           61,795           94,194
Prepaid expenses ...............................................................................           11,630            9,925
Other assets ...................................................................................           15,017           19,711
Inventory, net .................................................................................          173,131          219,890
Retained interests in notes receivable sold ....................................................           44,228           60,975
Property and equipment, net ....................................................................           51,787           63,430
Intangible assets ..............................................................................           10,838              937
Goodwill .......................................................................................            2,431            2,791
                                                                                                        ---------        ---------
          Total assets .........................................................................         $433,992         $570,406
                                                                                                        =========        =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable ...............................................................................         $  5,878         $  6,983
Accrued liabilities and other ..................................................................           31,537           52,175
Deferred income ................................................................................           19,704           18,646
Deferred income taxes ..........................................................................           31,200           43,924
Receivable-backed notes payable ................................................................            5,360           24,921
Lines-of-credit and notes payable ..............................................................           34,409           87,858
10.50% senior secured notes payable ............................................................          110,000          110,000
8.25% convertible subordinated debentures ......................................................           34,371           34,371
                                                                                                        ---------        ---------
   Total liabilities ...........................................................................          272,459          378,878

Minority interest ..............................................................................            3,250            4,648

Commitments and contingencies

Shareholders' Equity
Preferred stock, $.01 par value, 1,000 shares authorized; none issued ..........................               --               --
Common stock, $.01 par value, 90,000 shares authorized; 27,343 and 27,702
   shares issued at December 31, 2002 and 2003, respectively ...................................              273              277
Additional paid-in capital .....................................................................          123,535          124,931
Treasury stock, 2,756 common shares at both December 31, 2002 and 2003, at
   cost ........................................................................................          (12,885)         (12,885)
Accumulated other comprehensive income, net of income taxes ....................................              460            1,830

Retained earnings ..............................................................................           46,900           72,727
                                                                                                        ---------        ---------
     Total shareholders' equity ................................................................          158,283          186,880
                                                                                                        ---------        ---------
          Total liabilities and shareholders' equity ...........................................         $433,992         $570,406
                                                                                                        =========        =========

          See accompanying notes to consolidated financial statements.

                              BLUEGREEN CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)

                                                                             Year Ended      Nine Months Ended     Year Ended
                                                                              March 31,         December 31,       December 31,
                                                                                 2002               2002               2003
                                                                                 ----               ----               ----
Revenues:
  Sales of real estate ..................................................      $240,628           $222,655           $358,312
  Other resort and communities operations revenue .......................        25,470             27,048             55,394
  Interest income .......................................................        15,447             12,235             17,536
  Gain on sales of notes receivable .....................................         6,280             10,035              6,563
  Other income ..........................................................            --                 --                649
                                                                               --------          ---------           --------
                                                                                287,825            271,973            438,454
Cost and expenses:
  Cost of real estate sales .............................................        86,525             77,923            109,010
  Cost of other resort and communities operations .......................        23,544             26,895             59,825
  Selling, general and administrative expenses ..........................       140,244            128,308            204,164
  Interest expense ......................................................        13,017              9,824             14,036
  Provision for loan losses .............................................         4,851              2,832              6,094
  Other expense .........................................................           162              1,520                 --
                                                                               --------          ---------           --------
                                                                                268,343            247,302            393,129
                                                                               --------          ---------           --------
Income before minority interest and provision for income
   taxes ................................................................        19,482             24,671             45,325
Minority interest in income of consolidated subsidiary ..................           405                816              3,330
                                                                               --------          ---------           --------
Income before provision for income taxes ................................        19,077             23,855             41,995
Provision for income taxes ..............................................         7,345              8,479             16,168
                                                                               --------          ---------           --------
Income before cumulative effect of change in accounting
   principle ............................................................        11,732             15,376             25,827
Cumulative effect of change in accounting principle, net of
   income taxes (see Note 1) ............................................            --             (5,929)                --
Minority interest in cumulative effect of change in accounting
   principle, net of income taxes .......................................            --               (350)                --
                                                                               --------          ---------           --------
Net income ..............................................................      $ 11,732          $   9,797           $ 25,827
                                                                               ========          =========           ========

Earnings per common share:
  Basic:
    Income before cumulative effect of change in accounting
       principle ........................................................      $    .48          $     .63           $   1.05
    Cumulative effect of change in accounting principle, net
       of income taxes and minority interest ............................            --               (.23)                --
                                                                               --------          ---------           --------
    Net income ..........................................................      $    .48          $     .40           $   1.05
                                                                               ========          =========           ========
  Diluted:
    Income before cumulative effect of change in accounting
       principle ........................................................      $    .46          $     .58           $    .94
    Cumulative effect of change in accounting principle, net of
       income taxes and minority interest ...............................            --               (.19)                --
                                                                               --------          ---------           --------
    Net income ..........................................................      $    .46          $     .39           $    .94
                                                                               ========          =========           ========

Pro forma effects of retroactive application of change in
   accounting principle:
    Net income ..........................................................      $  7,484
                                                                               ========
    Basic earnings per common share .....................................      $    .31
                                                                               ========
    Diluted earnings per common share ...................................      $    .31
                                                                               ========

Weighted-average number of common and common
   equivalent shares:
    Basic ...............................................................        24,256             24,472             24,671
                                                                               ========          =========           ========
    Diluted .............................................................        29,993             28,783             29,263
                                                                               ========          =========           ========

          See accompanying notes to consolidated financial statements.

                              BLUEGREEN CORPORATION
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (in thousands)

                                                                                           Accumulated
                                                                                              Other
                                                 Common          Additional    Treasury   Comprehensive
                                                 Shares  Common    Paid-in     Stock at   Income, Net of   Retained
                                                 Issued   Stock    Capital       Cost      Income Taxes    Earnings      Total
                                                 ------   -----    -------       ----      ------------    --------      -----
Balance at April 1, 2001 ....................    26,946    $269    $122,564    $(12,885)      $ 1,471       $25,371     $136,790
Net income ..................................        --      --          --          --            --        11,732       11,732
Net unrealized gains on retained
 interests in notes receivable sold,
 net of income taxes ........................        --      --          --          --           962            --          962
                                                                                                                        --------
Comprehensive income ........................                                                                             12,694
Shares issued to employees and
 directors upon exercise of stock
 options ....................................       113       2         154          --            --            --          156
Income tax benefit from stock
 options exercised ..........................        --      --          16          --            --            --           16
                                                 ------    ----    --------    --------       -------       -------     --------
Balance at March 31, 2002 ...................    27,059     271     122,734     (12,885)        2,433        37,103      149,656
Net income ..................................        --      --          --          --            --         9,797        9,797
Realization of net unrealized gains
 on retained interests in notes
 receivable sold, net of income taxes .......        --      --          --          --        (1,973)           --       (1,973)
                                                                                                                        --------
Comprehensive income ........................                                                                              7,824
Shares issued to employees and
 directors upon exercise of stock
 options ....................................       284       2         681          --            --            --          683
Income tax benefit from stock
 options exercised ..........................        --      --         120          --            --            --          120
                                                 ------    ----    --------    --------       -------       -------     --------
Balance at December 31, 2002 ................    27,343     273     123,535     (12,885)          460        46,900      158,283
Net income ..................................        --      --          --          --            --        25,827       25,827
Net unrealized gains on retained
 interests in notes receivable sold,
 net of income taxes ........................        --      --          --          --         1,370            --        1,370
                                                                                                                        --------
Comprehensive income ........................                                                                             27,197
Shares issued to employees and
 directors upon exercise of stock
 options ....................................       359       4       1,208          --            --            --        1,212
Income tax benefit from stock
 options exercised ..........................        --      --         188          --            --            --          188
                                                 ------    ----    --------    --------       -------       -------     --------
Balance at December 31, 2003 ................    27,702    $277    $124,931    $(12,885)      $ 1,830       $72,727     $186,880
                                                 ======    ====    ========    ========       =======       =======     ========

          See accompanying notes to consolidated financial statements.

                              BLUEGREEN CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                               Year Ended     Nine Months Ended      Year Ended
                                                                                March 31,        December 31,       December 31,
                                                                                   2002              2002               2003
                                                                                   ----              ----               ----
Operating activities:
Net income ...............................................................       $ 11,732          $  9,797          $  25,827
Adjustments to reconcile net income to net cash provided by
    operating activities:
    Cumulative effect of change in accounting principle, net .............             --             5,929                 --
    Minority interest in income of consolidated subsidiary ...............            405               466              3,330
    Depreciation .........................................................          5,280             4,597              7,811
    Amortization .........................................................          3,006             5,741              5,812
    Amortization of discount on note payable .............................            374                40                 --
    Gain on sales of notes receivable ....................................         (6,280)          (10,035)            (6,563)
    (Gain) loss on sales of property and equipment .......................            166               218                (76)
    Gain on exchange of REMIC certificates ...............................             --              (409)                --
    Provision for loan losses ............................................          4,851             2,832              6,094
    Provision for deferred income taxes ..................................          7,739             3,813             12,644
    Interest accretion on retained interests in notes receivable sold ....         (3,754)           (4,417)            (5,076)
    Proceeds from sales of notes receivable ..............................         85,975            72,418             93,918
    Proceeds from borrowings collateralized by notes receivable ..........         23,163             2,746             29,979
    Payments on borrowings collateralized by notes receivable ............        (16,600)          (11,681)           (10,691)
Changes in operating assets and liabilities, net of the effects of business acquisition
    Contracts receivable .................................................         (3,311)            5,655             (9,292)
    Notes receivable .....................................................        (97,795)          (99,868)          (152,527)
    Prepaid expenses .....................................................            959               322               (227)
    Inventory ............................................................         13,542            22,378             12,210
    Other assets .........................................................         (4,423)           (4,462)            (5,382)
    Accounts payable, accrued liabilities and other ......................          6,621               957             27,644
                                                                                 --------          --------          ---------
Net cash provided by operating activities ................................         31,650             7,037             35,435
                                                                                 --------          --------          ---------

Investing activities:
  Cash received from retained interests in notes receivable sold .........          7,856            14,555             12,817
  Investment in note receivable ..........................................         (1,685)               --                 --
  Principal payments received on investment in note receivable ...........          4,643                --                456
  Business acquisition ...................................................             --            (2,292)              (500)
  Purchases of property and equipment ....................................        (12,940)           (4,379)           (11,893)
  Proceeds from sales of property and equipment ..........................             44                48              1,084
                                                                                 --------          --------          ---------
Net cash provided (used) by investing activities .........................         (2,082)            7,932              1,964
                                                                                 --------          --------          ---------

Financing activities:
  Proceeds from borrowings under line-of-credit facilities and
     notes payable .......................................................         59,870            18,696             40,125
  Payments under line-of-credit facilities and notes payable .............        (79,327)          (27,470)           (49,978)
  Payment of 8% convertible, subordinated notes payable to
    related parties ......................................................             --            (6,000)                --
  Payment of debt issuance costs .........................................         (1,568)           (2,688)            (2,632)
  Proceeds from exercise of employee and director stock options ..........            156               683              1,212
                                                                                 --------          --------          ---------
Net cash used by financing activities ....................................        (20,869)          (16,779)           (11,273)
                                                                                 --------          --------          ---------
Net increase (decrease) in cash and cash equivalents .....................          8,699            (1,810)            26,126
Cash and cash equivalents at beginning of period .........................         40,016            48,715             46,905
                                                                                 --------          --------          ---------
Cash and cash equivalents at end of period ...............................         48,715            46,905             73,031
Restricted cash and cash equivalents at end of period ....................        (27,669)          (20,551)           (33,540)
                                                                                 --------          --------          ---------
Unrestricted cash and cash equivalents at end of period ..................       $ 21,046          $ 26,354          $  39,491
                                                                                 ========          ========          =========

                              BLUEGREEN CORPORATION
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(Continued)
                                 (in thousands)

                                                                             Year Ended       Nine Months Ended     Year Ended
                                                                              March 31,         December 31,       December 31,
                                                                                 2002               2002               2003
                                                                                 ----               ----               ----
Supplemental schedule of non-cash operating, investing and
financing activities:
Inventory acquired through foreclosure or deedback in lieu of
   foreclosure ........................................................      $      7,596       $      3,951       $      6,570
                                                                             ============       ============       ============
Inventory acquired through financing ..................................      $         --       $      2,336       $     52,399
                                                                             ============       ============       ============
Exchange of REMIC certificates for notes receivable and
   inventory in connection with termination of REMIC ..................      $         --       $      2,047       $         --
                                                                             ============       ============       ============
Property and equipment acquired through financing .....................      $        427       $        545       $      8,569
                                                                             ============       ============       ============
Offset of Joint Venture distribution of operating proceeds to
   minority interest against the Prepayment (see Note 4) ..............      $         --       $         --       $      1,932
                                                                             ============       ============       ============
Retained interests in notes receivable sold ...........................      $     21,207       $     18,085       $     22,260
                                                                             ============       ============       ============
Notes receivable acquired through financing ...........................      $         --       $         --       $      2,334
                                                                             ============       ============       ============
Net change in unrealized gains on retained interests in notes
   receivable sold ....................................................      $      1,557       $      2,997       $      2,228
                                                                             ============       ============       ============

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized .............................      $    (11,947)      $    (13,455)      $    (13,600)
                                                                             ============       ============       ============
Income taxes (paid) refunded ..........................................      $      2,014       $       (745)      $     (1,634)
                                                                             ============       ============       ============

          See accompanying notes to consolidated financial statements.

                              BLUEGREEN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

Organization

      We are a leading provider of vacation and residential lifestyle choices through our resorts and residential communities businesses. Our resorts business ("Bluegreen(R) Resorts") acquires, develops and markets vacation ownership interests ("VOIs") in resorts generally located in popular, high-volume, "drive-to" vacation destinations. VOIs in any of our resorts entitle the buyer to an annual allotment of "points" in perpetuity (supported by an underlying deeded vacation ownership interest being held in trust for the buyer) in our Bluegreen Vacation Club(R). Members in our Bluegreen Vacation Club may use their points to stay in any of our participating resorts or for other vacation options, including cruises and stays at approximately 3,700 resorts offered by our affiliated worldwide vacation ownership exchange networks. We are currently marketing and selling VOIs in 17 resorts located in the United States and Aruba as well as at four off-site sales offices located in the United States. Our residential communities business ("Bluegreen Communities") acquires, develops and subdivides property and markets residential land homesites, the majority of which are sold directly to retail customers who seek to build a home in a high quality residential setting, in some cases on properties featuring a golf course and other related amenities. During the year ended December 31, 2003, sales generated by Bluegreen Resorts comprised approximately 71% of our total sales of real estate while sales generated by Bluegreen Communities comprised approximately 29% of our total sales of real estate. Our other resort and communities operations revenues consist primarily of mini-vacation package sales, vacation ownership tour sales, resort property management services, resort title services, resort amenity operations, hotel operations, realty operations and daily-fee golf course operations. We also generate significant interest income by providing financing to individual purchasers of VOIs and, to a lesser extent, homesites sold by Bluegreen Communities.

Fiscal Year

      On October 14, 2002, our Board of Directors approved a change in our fiscal year from a 52- or 53-week period ending on the Sunday nearest the last day of March in each year to the calendar year ending on December 31, effective for the nine months ended December 31, 2002. The following unaudited financial information for the nine months ended December 30, 2001 is provided for comparative purposes (in thousands, except per share data):

      Sales of real estate ..........................      $184,703
      Gross profit ..................................       120,570
      Income taxes ..................................         6,688
      Net income ....................................        10,683
      Earnings per common share:
           Basic ....................................          0.44
           Diluted ..................................          0.41

Principles of Consolidation

      Our consolidated financial statements include the accounts of all of our wholly-owned subsidiaries and entities in which we hold a controlling financial interest. The only non-wholly owned subsidiary that we consolidate is Bluegreen/Big Cedar Vacations LLC (the "Joint Venture"), as we hold a 51% equity interest in the Joint Venture, have an active role as the day-to-day manager of the Joint Venture's activities and have majority voting control of the Joint Venture's management committee. We have eliminated all significant intercompany balances and transactions.

Use of Estimates

      Accounting principles generally accepted in the United States require us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

      We invest cash in excess of our immediate operating requirements in short-term time deposits and money market instruments generally with original maturities of three months or less. We maintain cash and cash equivalents with various financial institutions. These financial institutions are located throughout the United States, Canada and Aruba. Our policy is designed to limit exposure to any one institution. However, a significant portion of our unrestricted cash is maintained with a single bank and, accordingly, we are subject to credit risk. Periodic evaluations of the relative credit standing of financial institutions maintaining our deposits are performed to evaluate and mitigate, if necessary, credit risk.

      Restricted cash consists of funds we have collected as servicer of notes receivable owned by other parties and customer deposits held in escrow accounts. As of December 31, 2002 and 2003, we held $12.4 million and $19.4 million, respectively, of funds collected as servicer of notes receivable owned by or pledged to other parties, primarily notes receivable we previously sold to these other parties. All such funds are held in separate custodial bank accounts. In the case of notes receivable previously sold, funds collected and held in these accounts are periodically transferred to third-party cash administrators, who in turn make payments to the owners of the notes receivable and to us for servicing fees and payments on any retained interests in the notes receivable sold. We have recorded a corresponding liability, which is included in accrued liabilities on our consolidated balance sheets, for the restricted cash we are holding in connection with our servicing of previously sold notes receivable. In the case of notes receivable previously pledged, funds collected and held in these accounts are periodically transferred to the lenders as payment on our receivable-backed notes payable.

Revenue Recognition and Contracts Receivable

      In accordance with the requirements of Statement of Financial Accounting Standards ("SFAS") No. 66 "Accounting for Sales of Real Estate", we recognize revenue on homesite sales and sales of VOIs when a minimum of 10% of the sales price has been received in cash, the legal rescission period has expired, collectibility of the receivable representing the remainder of the sales price is reasonably assured and we have completed substantially all of our obligations with respect to any development related to the real estate sold. In cases where all of the development has not been completed, we recognize revenue in accordance with the percentage-of-completion method of accounting.

      Sales, which do not meet the criteria for revenue recognition described above, are deferred using the deposit method. Under the deposit method, cash received from customers is classified as a refundable deposit in the liability section of our consolidated balance sheets and profit recognition is deferred until the requirements of SFAS No. 66 are met.

      Contracts receivable is reflected net of an allowance for cancellations of Bluegreen Communities' sales contracts and totaled approximately $286,000 and $718,000 at December 31, 2002 and 2003, respectively.

      Our other resort and communities operations revenues consist primarily of sales and service fees from the activities listed below together with a brief description of the applicable revenue recognition policy:

                            Activity                                        Revenue is recognized as:
                            --------                                        -------------------------
        Mini-vacation package sales.......................   Mini-vacation packages are fulfilled (i.e., guests use
                                                             mini- vacation packages to stay at a hotel, take a
                                                             cruise, etc.)

        Vacation ownership tour sales.....................   Vacation ownership tour sales commissions are earned per
                                                             contract terms.

        Resort title fees.................................   Escrow amounts are released and title documents are
                                                             completed.

        Club and other resort management fees.............   Management services are rendered.

        Rental commissions................................   Rental services are provided.

        Rental income.....................................   Guests complete stays at the resorts.

        Realty commissions................................   Sales of third-party-owned real estate are completed.

        Golf course and ski hill daily fees...............   Services are provided.

        Retail merchandise, food and beverage sales.......   Sales are consummated.

Notes Receivable

      Our notes receivable are carried at amortized cost. Interest income is suspended on all delinquent notes receivable when principal or interest payments are more than three months contractually past due and not resumed until such loans are less than three months past due. As of December 31, 2002 and 2003, $9.1 million and $4.2 million, respectively, of notes receivable were more than three months contractually past due and, hence, were not accruing interest income.

      We consider many factors when establishing and evaluating the adequacy of our reserve for loan losses. These factors include recent and historical default rates, static pool analyses, current delinquency rates, contractual payment terms, loss severity rates along with present and anticipated economic conditions. We examine these factors and adjust our reserve for loan losses on a quarterly basis.

Retained Interest in Notes Receivable Sold

      When we sell our notes receivable either pursuant to our vacation ownership receivables purchase facilities (more fully described in Note 5), term securitizations or, in the case of land mortgages receivable, private-placement Real Estate Mortgage Investment Conduits ("REMICs"), we evaluate whether or not such transfers should be accounted for as a sale pursuant to SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and related interpretations. The evaluation of sale treatment under SFAS No. 140 involves legal assessments of the transactions, which include determining whether the transferred assets have been isolated from us (i.e. put presumptively beyond our reach and our creditors, even in bankruptcy or other receivership), determining whether each transferee has the right to pledge or exchange the assets it received, and ensuring that we do not maintain effective control over the transferred assets through either an agreement that (1) both entitles and obligates us to repurchase or redeem the assets before their maturity or (2) provides us with the ability to unilaterally cause the holder to return the assets (other than through a cleanup call).

      In connection with such transactions, we retain subordinated tranches, rights to excess interest spread and servicing rights, all of which are retained interests in the notes receivable sold. Gain or loss on the sale of the receivables depends in part on the allocation of the previous carrying amount of the financial assets involved in the transfer between the assets sold and the retained interests based on their relative fair value at the date of transfer.

      We consider our retained interests in notes receivable sold as available-for-sale investments and, accordingly, carry them at fair value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, unrealized holding gains or losses on our retained interests in notes receivable sold are included in our shareholders' equity, net of income taxes. Declines in fair value that are determined to be other than temporary are charged to operations.

      We measure the fair value of the retained interests in the notes receivable sold initially and periodically based on the present value of future expected cash flows estimated using our best estimates of the key assumptions - prepayment rates, loss severity rates, default rates and discount rates commensurate with the risks involved. We revalue our retained interests in notes receivable sold on a quarterly basis.

      Interest on the retained interests in notes receivable sold is accreted using the effective yield method.

Inventory

      Our inventory consists of completed VOIs, VOIs under construction, land held for future vacation ownership development and residential land acquired or developed for sale. We carry our inventory at the lower of cost, including costs of improvements and amenities incurred subsequent to acquisition, capitalized interest, real estate taxes and other costs incurred during construction, or estimated fair value, less costs to dispose. Homesites and VOIs reacquired through foreclosure or deedback in lieu of foreclosure are recorded at the lower of fair value, net of costs to dispose, or the original cost of the inventory. We periodically evaluate the recovery of the carrying amount of our individual resort and residential communities properties under the guidelines of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (see Note 7).

Property and Equipment

      Our property and equipment are stated at cost. We record depreciation and amortization in a manner that recognizes the cost of our depreciable assets in operations over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of the terms of the underlying leases, including probable renewal periods, or the estimated useful lives of the improvements. Depreciation expense includes the amortization of assets recorded under capital leases.

Goodwill and Intangible Assets

      We adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" as of April 1, 2002. This statement requires that goodwill and intangible assets deemed to have indefinite lives not be amortized, but rather be tested for impairment on an annual basis. Finite-lived intangible assets are required to be amortized over their useful lives and are subject to impairment evaluation under the provisions SFAS No. 144. Upon adoption of SFAS No. 142, we discontinued the amortization of all of our goodwill. The adoption of SFAS No. 142 did not have a material impact on our financial position or results of our operations as of or for the nine months ended December 31, 2002. Our intangible assets relate to customer lists that were acquired in connection with the business combination discussed in Note 2. The customer lists are amortized as the related leads and mini-vacation packages are fulfilled or become expired. During the year ended March 31, 2002, goodwill was amortized over periods ranging from 8 to 25 years using the straight-line method. See Note 9 for further discussion.

Treasury Stock

      We account for repurchases of our common stock using the cost method with common stock in treasury classified in our consolidated balance sheets as a reduction of shareholders' equity.

Advertising Expense

      We expense advertising costs as incurred. Advertising expense was $50.6 million for the year ended March 31, 2002, $47.9 million for the nine months ended December 31, 2002 and $70.8 million for the year ended December 31, 2003. Advertising expense is included in selling, general and administrative expenses in our consolidated statements of income.

Stock-Based Compensation

      SFAS No. 123, "Accounting for Stock-Based Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", encourages, but does not require companies to record compensation cost for employee stock options at fair value. We have elected to continue to account for our employee stock options using the intrinsic value method pursuant to Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation cost for our employee stock options is measured as the excess, if any, of the quoted market price of our stock at the date of the grant over the exercise price of the option.

      Pro forma information regarding net income and earnings per share as if we had accounted for our employee stock options under the fair value method of SFAS No. 123 is presented below. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                           Year Ended           Nine Months Ended           Year Ended
                                                         March 31, 2002         December 31, 2002        December 31, 2003
                                                         --------------         -----------------        -----------------
      Risk free investment rate ................                2.0%                    2.0%                   3.13%
      Dividend yield ...........................                0.0%                    0.0%                    0.0%
      Volatility factor ........................               69.8%                   69.8%                   69.7%
      Life of option (years) ...................                5.0                     5.0                     5.9

      There were 842,508 stock options granted to our employees and non-employee directors during the year ended December 31, 2003.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effects of applying SFAS No. 123 for the purpose of providing pro forma disclosures are not likely to be representative of the effects on reported pro forma net income for future years, due to the impact of the staggered vesting periods of our stock option grants. Our pro forma information is as follows (in thousands, except per share data).

                                                                Year Ended          Nine Months Ended          Year Ended
                                                              March 31, 2002        December 31, 2002       December 31, 2003
                                                              --------------        -----------------       -----------------
      Net income, as reported .........................          $11,732                 $9,797                  $25,827
      Pro forma stock-based employee compensation
         cost, net of income taxes ....................              (26)                  (189)                    (399)
                                                                 -------                 ------                  -------
      Pro forma net income ............................          $11,706                 $9,608                  $25,428
                                                                 =======                 ======                  =======

      Earnings per share, as reported:
        Basic .........................................          $   .48                 $  .40                  $  1.05
        Diluted .......................................          $   .46                 $  .39                  $   .94
      Pro forma earnings per share:
        Basic .........................................          $   .48                 $  .39                  $  1.03
        Diluted .......................................          $   .46                 $  .38                  $   .93

Cumulative Effect of Change in Accounting Principle

      During the years ended April 1, 2001 and March 31, 2002, we deferred the costs of generating vacation ownership tours through telemarketing programs until the earlier of such time as the tours were conducted or the related mini-vacation packages expired, based on an accepted industry accounting principle. Effective April 1, 2002, we elected to change our accounting policy to expense such costs as incurred. We believe that our new method of accounting for these costs is preferable over our previous method and we have applied it prospectively. We believe accounting for these costs as period expenses results in improved financial reporting.

      The cumulative effect of this change in accounting principle during the nine months ended December 31, 2002 was an additional expense of $9.2 million, net of income taxes of $3.3 million and minority interest's share of the loss of $350,000. The cumulative effect of this change in accounting principle during the nine months ended December 31, 2002 reduced our diluted earnings per share by $0.19. The effect of adopting this new accounting principle on our income before cumulative effect of change in accounting principle and net income for the nine months ended December 31, 2002 was additional expense of approximately $1.2 million or $0.04 per diluted share.

      The pro forma effect of a retroactive application of the change in accounting principle on our operating results for the year ended March 31, 2002 is presented on our consolidated statement of income.

Earnings Per Common Share

      We compute basic earnings per common share by dividing net income by the weighted-average number of common shares outstanding during the period. We compute diluted earnings per common share in the same manner as basic earnings per share, but also give effect to all dilutive stock options using the treasury stock method and include an adjustment, if dilutive, to both net income and weighted-average common shares outstanding as if our 8.00% convertible subordinated notes payable (after-tax impact of $295,000 on net income and 1.5 million shares) and 8.25% convertible subordinated debentures (after-tax impact of $1.7 million on net income and 4.2 million shares) were converted into common stock at the beginning of the earliest period presented below, for periods during which these convertible debt issues were outstanding. We have excluded approximately 2.5 million, 1.6 million and 1.2 million anti-dilutive stock options from our computations of earnings per common share during the year ended March 31, 2002, nine months ended December 31, 2002 and year ended December 31, 2003, respectively.

      The following table sets forth our computation of basic and diluted earnings per common share (in thousands, except per share data):

                                                                                          Nine Months
                                                                      Year Ended             Ended              Year Ended
                                                                       March 31,          December 31,         December 31,
                                                                         2002                 2002                 2003
                                                                         ----                 ----                 ----
      Basic earnings per common share-- numerators:
        Income before cumulative effect of change in
           accounting principle ................................        $11,732             $ 15,376              $25,827
        Cumulative effect of change in accounting
           principle, net of income taxes and minority
           interest ............................................             --               (5,579)                  --
                                                                        -------             --------              -------
        Net income .............................................        $11,732             $  9,797              $25,827
                                                                        =======             ========              =======
      Diluted earnings per common share-- numerators:
        Income before cumulative effect of change in
           accounting principle-- basic ........................        $11,732             $ 15,376              $25,827
        Effect of dilutive securities (net of income tax
           effects) ............................................          2,039                1,379                1,749
                                                                        -------             --------              -------
        Income before cumulative effect of change in
           accounting principle-- diluted ......................         13,771               16,755               27,576
        Cumulative effect of change in accounting
           principle, net of income taxes and minority
           interest ............................................             --               (5,579)                  --
                                                                        -------             --------              -------
        Net income-- diluted ...................................        $13,771             $ 11,176              $27,576
                                                                        =======             ========              =======
      Denominator:
        Denominator for basic earnings per common
           share-weighted-average shares .......................         24,256               24,472               24,671
        Effect of dilutive securities:
        Stock options ..........................................             35                  140                  421
        Convertible securities .................................          5,702                4,171                4,171
                                                                        -------             --------              -------
        Dilutive potential common shares .......................          5,737                4,311                4,592
                                                                        -------             --------              -------
        Denominator for diluted earnings per common
           share-adjusted weighted-average shares and
           assumed conversions .................................         29,993               28,783               29,263
                                                                        =======             ========              =======
      Basic earnings per common share:
        Income before cumulative effect of change in
           accounting principle ................................        $   .48             $    .63              $  1.05
        Cumulative effect of change in accounting
           principle, net of income taxes and minority
           interest ............................................             --                 (.23)                  --
                                                                        -------             --------              -------
        Net income .............................................        $   .48             $    .40              $  1.05
                                                                        =======             ========              =======

      Diluted earnings per common share:
        Income before cumulative effect of change in
           accounting principle ................................        $   .46             $    .58              $   .94
        Cumulative effect of change in accounting
           principle, net of income taxes and minority
           interest ............................................             --                 (.19)                  --
                                                                        -------             --------              -------
        Net income .............................................        $   .46             $    .39              $   .94
                                                                        =======             ========              =======

Comprehensive Income

      SFAS No. 130, "Reporting Comprehensive Income", requires unrealized gains or losses on our retained interests in notes receivable, which are classified as available-for-sale investments, to be included in other comprehensive income. Comprehensive income is shown as a subtotal within our consolidated statements of shareholders' equity for each period presented.

Recent Accounting Pronouncements

      On January 1, 2003, we adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The adoption of this statement did not have an impact on our financial position or results of operations as of and for the year ended December 31, 2003.

      On January 1, 2003, we adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The adoption of this statement did not have an impact on our financial position or results of operations as of and for the year ended December 31, 2003.

      On January 1, 2003, we adopted the accounting provisions of Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). We had previously adopted the disclosure requirements of FIN 45 during the nine months ended December 31, 2002. FIN 45 requires that certain guarantees be initially recorded at fair value, as opposed to the former practice of recording a liability only when a loss was probable and reasonably estimable. FIN 45 also requires a guarantor to make significant new disclosures for virtually all guarantees. The adoption of the accounting requirements of FIN 45 did not have an impact on our financial position or results of operations as of and for the year ended December 31, 2003.

      In January 2003, the Financial Accounting Standards Board (the "FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities - an interpretation of ARB No. 51" ("FIN 46"). FIN 46 addresses the consolidation of variable interest entities. FIN 46 expands the criteria for consideration in determining whether a variable interest entity should be consolidated by a business entity, and requires existing unconsolidated variable interest entities (which include, but are not limited to, certain special purpose entities) to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. This interpretation's consolidation provisions apply immediately to variable interests in variable interest entities created after January 31, 2003. Pursuant to a subsequent FASB revision in December 2003, public entities are not required to apply the provisions of FIN 46 to an interest held in a variable interest entity or a potential variable interest entity until the end of the first interim or annual period ending after March 15, 2004, if the variable interest entity was created before February 1, 2003, and the public entity has not issued financial statements reporting the variable interest entity as consolidated in accordance with FIN 46. The adoption of FIN 46 did not have an impact on our financial position or results of operations as of and for the year ended December 31, 2003 and is not expected to have an impact on us for the foreseeable future.

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. The adoption of this statement did not have an impact on our financial position or results of operations as of and for the year ended December 31, 2003.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. With the exception of certain mandatorily redeemable financial interests (such as the noncontrolling minority interest in the Joint Venture), SFAS No. 150 became effective for all other instruments entered into or modified after May 31, 2003 and to all other instruments that existed as of July 1, 2003. The application of the classification and measurement guidance in SFAS No. 150 relative to certain mandatorily redeemable financial interests has been deferred indefinitely by the FASB. However, the disclosure requirements of SFAS No. 150 for these types of instruments remain, see Note 3. The adoption of this statement did not have an impact on our financial position or results of operations as of and for the year ended December 31, 2003.

      In February 2003, the FASB released for public comment an exposure draft of an American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP"), "Accounting for Real Estate Time-Sharing

Transactions" and a proposed FASB Statement, "Accounting for Real Estate Time-Sharing Transactions--an amendment of FASB Statements No. 66 and No. 67." The proposed SOP and related FASB Statement, if cleared by the FASB, would have provided accounting guidance for vacation ownership interest transactions, including: a framework for sales and revenue recognition, the accounting for cost of sales and inventory, credit losses and changes in estimates. In January 2004, the FASB recommended that the proposed SOP not include any revenue recognition guidance and that the Accounting Standards Executive Committee of the AICPA meet with the FASB staff to identify the topics to be retained and addressed by the proposed SOP. Based on the foregoing, we have not yet completely evaluated the impact of the proposed SOP on our financial position or results of operations, however, we do not believe that the proposed SOP will have a material impact on us based on how it is currently proposed.

Reclassifications

      We have made certain reclassifications of prior period amounts to conform to the current year presentation.

2. Acquisition

      On October 2, 2002, Great Vacation Destinations, Inc. (f/k/a Leisure Plan, Inc.)("GVD"), one of our wholly-owned subsidiaries, with no prior operations, acquired substantially all of the assets and assumed certain liabilities of TakeMeOnVacation, LLC, RVM Promotions, LLC and RVM Vacations, LLC (collectively, "TMOV") for $2.8 million in cash, $500,000 of which was paid on March 31, 2003. In addition, if certain earnings targets are met, GVD agreed to pay additional consideration up to a maximum of $12.5 million through December 31, 2007.

      Should any contingent consideration be paid, we will record that amount as goodwill. Based on GVD's results of operations to date, we have not accrued any contingent consideration as of December 31, 2003.

      We anticipate that GVD will pay the contingent consideration, if earned pursuant to the Asset Purchase agreement, from its operations. We have guaranteed the payment by GVD if earned by TMOV pursuant to the Asset Purchase agreement. If we are required to pay the contingent consideration pursuant to the aforementioned guarantee, we expect to fund this additional consideration from our operations or from borrowings under one or more of our existing or future credit facilities or vacation ownership receivables purchase facilities or from a combination thereof.

      GVD generates sales leads for VOI sales utilizing various marketing strategies. Through the application of a proprietary computer software system, these leads are then contacted and given the opportunity to purchase mini-vacation packages. These packages sometimes combine hotel stays, cruises and gift premiums. Buyers of these mini-vacation packages are then usually required to participate in a vacation ownership sales presentation.

      The assets acquired include prospects that purchased mini-vacation packages from TMOV. These prospects will become sales leads for VOI sales for pre-determined, third-party developers when these vacations are taken. Additional assets acquired include customer lists for future mini-vacation package sales, property and equipment (including the aforementioned computer software system), trademarks and servicemarks and accounts receivable. The liabilities assumed include trade accounts payable and commissions payable related to the assets acquired. As a result of the acquisition, we recognized approximately $360,000 of goodwill, after giving effect to certain purchase accounting adjustments recorded in 2003.

      The effective date of the acquisition was deemed to be September 30, 2002, in accordance with the Asset Purchase agreement. The acquisition was accounted for using the purchase method; therefore the results of operations of GVD have been included in our consolidated statements of income since October 1, 2002.

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in the acquisition, after giving effect to certain purchase accounting adjustments recorded in 2003:

                               As of September 30, 2002
                                    (in thousands)
             Prepaid expenses.........................................                $   318
             Property and equipment...................................                  2,388
             Intangible assets:
               Customer list -- vacation packages sold (a)............    $13,654
               Customer list -- telemarketing leads (b)...............        316
                                                                          -------
                                                                                       13,970
             Other assets.............................................                    442
                                                                                      -------
                       Total assets acquired..........................                 17,118
             Accounts payable and accrued liabilities.................                  1,829
             Deferred income (c)......................................                 12,290
             Deferred income taxes....................................                    506
                                                                                      -------
                       Total liabilities assumed......................                 14,625
                                                                                      -------
               Net assets acquired....................................                $ 2,493
                                                                                      =======

(a) -- To be amortized as the vacation packages are fulfilled or become expired.

(b)   -- To be amortized as the telemarketing leads are used.

(c) -- To be recognized as other resort operations revenues as the vacation packages are fulfilled or become expired.

      Unaudited supplemental pro forma information presenting the results of operations for the year ended March 31, 2002 and the nine months ended December 31, 2002 as though the acquisition had occurred at the beginning of each respective period is as follows (in thousands, except per share data):

                                                                                                                  Nine Months
                                                                                                  Year Ended         Ended
                                                                                                   March 31,      December 31,
                                                                                                      2002           2002
                                                                                                  -----------     -----------
      Total revenues ........................................................................       $312,552        $294,134
      Income before cumulative effect of change in accounting principle .....................          8,621          15,719
      Net income ............................................................................          8,621          10,140
      Basic earnings per common share:
         Income before cumulative effect of change in accounting principle ..................       $    .36        $    .64
         Cumulative effect of change in accounting principle, net of income taxes ...........             --            (.23)
                                                                                                    --------        --------
         Net income .........................................................................       $    .36        $    .41
                                                                                                    ========        ========
       Diluted earnings per common share:
          Income before cumulative effect of change in accounting principle .................       $    .35        $    .59
          Cumulative effect of change in accounting principle, net of income taxes ..........             --            (.19)
                                                                                                    --------        --------
          Net income ........................................................................       $    .35        $    .40
                                                                                                    ========        ========

3. Joint Ventures

      On June 16, 2000, one of our wholly-owned subsidiaries entered into an agreement with Big Cedar L.L.C. ("Big Cedar"), an affiliate of Bass Pro, Inc. ("Bass Pro"), to form the Joint Venture, a vacation ownership development, marketing and sales limited liability company. The Joint Venture is developing, marketing and selling VOIs in a 300-unit, wilderness-themed resort adjacent to the Big Cedar(R) Lodge, a luxury hotel resort owned by Big Cedar, on the shores of Table Rock Lake in Ridgedale, Missouri. During the year ended April 1, 2001, we made an initial cash capital contribution to the Joint Venture of approximately $3.2 million, in exchange for a 51% ownership interest in the Joint Venture. In exchange for a 49% interest in the Joint Venture, Big Cedar has contributed approximately 46 acres of land with a fair market value of $3.2 million to the Joint Venture. See Note 4 regarding payment of profit distributions to Big Cedar.

      In addition to its 51% ownership interest, we also receive a quarterly management fee from the Joint Venture equal to 3% of the Joint Venture's net sales in exchange for our involvement in the day-to-day operations of the Joint Venture. We also service the Joint Venture's notes receivable in exchange for a servicing fee.

      Based on our role as the day-to-day manager of the Joint Venture, its majority control of the Joint Venture's Management Committee and our controlling financial interest in the Joint Venture, the accounts of the Joint Venture are consolidated in our financial statements.

      Because the Joint Venture has a finite life (i.e., the Joint Venture can only exist through the earlier of: i) December 31, 2050; ii) the sale or disposition of all or substantially all of the assets of the Joint Venture; iii) a decision to dissolve the Joint Venture by us and Big Cedar; or iv) certain other events described in the Joint Venture agreement), the minority interest in the Joint Venture meets the definition of a mandatorily redeemable noncontrolling interest as specified in SFAS No. 150. We believe the settlement value of this mandatorily redeemable noncontrolling interest at December 31, 2003 is $4.9 million based on the sale or disposition of all or substantially all of the assets of the Joint Venture as of that date. Our potential obligation to satisfy the settlement of this mandatorily redeemable noncontrolling interest would be fully offset by the Prepayment to Bass Pro (see Note 4).

      During the year ended March 31, 2002, nine months ended December 31, 2002 and year ended December 31, 2003, the Joint Venture paid approximately $785,000, $577,000 and $832,000, respectively, to Bass Pro(R) and affiliates for construction management services and furniture and fixtures in connection with the development of the Joint Venture's vacation ownership resort and sales office. In addition, the Joint Venture paid Big Cedar and affiliates approximately $925,000, $993,000 and $1.0 million for gift certificates and hotel lodging during the year ended March 31, 2002, nine months ended December 31, 2002 and year ended December 31, 2003, respectively, in connection with the Joint Venture's marketing activities.

4. Marketing Agreement

      On June 16, 2000, we entered into an exclusive, 10-year marketing agreement with Bass Pro, a privately-held retailer of fishing, marine, hunting, camping and sports gear. Bass Pro is an affiliate of Big Cedar (see Note 3). Pursuant to the agreement, we have the right to market our VOIs at each of Bass Pro's national retail locations (currently consisting of 15 stores), in Bass Pro's catalogs and on its web site. We also have access to Bass Pro's customer lists. In exchange for these services, we agreed to pay Bass Pro a commission ranging from 3.5% to 7.0% on each sale of a VOI, net of cancellations and defaults, that is made to a customer as a result of one of the Bass Pro marketing channels described above ("Commission"). The amount of Commission is dependent on the level of additional marketing efforts required by us to convert the prospect into a sale and a defined time frame for such marketing efforts. There is no Commission paid to Bass Pro on sales made by the Joint Venture.

      On June 16, 2000, we prepaid $9.0 million to Bass Pro (the "Prepayment"). The Prepayment is amortized from future Commissions earned by Bass Pro and future member distributions otherwise payable to Big Cedar from the earnings of the Joint Venture as a member thereof. No additional Commissions or member distributions will be paid in cash to Bass Pro or Big Cedar, respectively, until the Prepayment has been fully utilized. During the year ended December 31, 2003, the Joint Venture made a $3.9 million member distribution, of which $1.9 million was payable to Big Cedar and used to pay down the balance of the Prepayment. As of December 31, 2002 and 2003, the unamortized balance of the Prepayment, included in prepaid expenses on our consolidated balance sheets, was $8.5 million and $6.1 million, respectively. The Prepayment is periodically evaluated for any indicators of impairment.

      During the year ended March 31, 2002, nine months ended December 31, 2002 and year ended December 31, 2003, we paid Bass Pro Trademarks L.L.C., an affiliate of Bass Pro, approximately $333,000, $19,000 and $2,000, respectively, for advertising services.

5. Notes Receivable and Note Receivable Purchase Facilities

      The table below sets forth additional information relative to our notes receivable (in thousands).

                                                       December 31, 2002       December 31, 2003
                                                       -----------------       -----------------
      Notes receivable secured by VOIs ..............      $53,029                 $ 90,820
      Notes receivable secured by homesites .........       11,559                   10,555
      Other notes receivable ........................        1,896                    1,425
                                                           -------                 --------
      Notes receivable, gross .......................       66,484                  102,800
      Reserve for loan losses .......................       (4,689)                  (8,606)
                                                           -------                 --------
      Notes receivable, net .........................      $61,795                 $ 94,194
                                                           =======                 ========

      The weighted-average interest rate on our notes receivable was 14.4% and 14.3% at December 31, 2002 and 2003, respectively. All of our vacation ownership loans bear interest at fixed rates. The average interest rate charged on loans secured by VOIs was 15.3% and 14.9% at December 31, 2002 and 2003, respectively. Approximately 52.0% of our notes receivable secured by homesites bear interest at variable rates, while the balance bears interest at fixed rates. The average interest rate charged on loans secured by homesites was 10.2% and 9.1% at December 31, 2002 and 2003, respectively.

      Our vacation ownership loans are generally secured by property located in Tennessee, Missouri, Wisconsin, Michigan, Florida, Virginia and South Carolina. The majority of Bluegreen(R) Communities' notes receivable are secured by homesites in Texas, North Carolina, Virginia and Georgia.

      The table below sets forth the activity in our reserve for loan losses (in thousands).

      Reserve for loan losses at March 31, 2002 ..............      $ 4,207
      Provision for loan losses ..............................        2,832
      Charge-offs ............................................       (2,350)
                                                                    -------
      Reserve for loan losses at December 31, 2002 ...........        4,689
      Provision for loan losses ..............................        6,094
      Charge-offs ............................................       (2,177)
                                                                    -------
      Reserve for loan losses at December 31, 2003 ...........      $ 8,606
                                                                    =======

      Installments due on our notes receivable during each of the five years subsequent to December 31, 2003, and thereafter, are set forth below (in thousands).

                          2004............    $ 16,156
                          2005............       6,697
                          2006............       7,325
                          2007............       8,046
                          2008............       8,892
                          Thereafter......      55,684
                                              --------
                               Total......    $102,800
                                              ========

Notes Receivable Purchase Facility

      In June 2001, we executed agreements for a vacation ownership receivables purchase facility (the "Purchase Facility") with Credit Suisse First Boston ("CSFB") acting as the initial purchaser. In April 2002, ING Capital, LLC ("ING"), an affiliate of ING Bank NV, acquired and assumed CSFB's rights, obligations and commitments as initial purchaser in the Purchase Facility by purchasing the outstanding principal balance under the facility from CSFB. On October 8, 2003, Resort Finance, LLC ("RFL"), acquired and assumed ING's rights, obligations and commitments as the initial purchaser in the Purchase Facility by purchasing the outstanding principal balance under the facility from ING (CSFB, ING and RFL are also individually referred to as the "initial purchaser" during their applicable terms in this role for the Purchase Facility). The Purchase Facility utilizes an owner's trust structure, pursuant to which we sell receivables to Bluegreen Receivables Finance Corporation V, one of our wholly-owned, special purpose finance subsidiaries (the "Finance Subsidiary"), and the Finance Subsidiary sells the receivables to an owners' trust (a qualified special purpose entity) without recourse to us or the Finance Subsidiary except for breaches of certain representations and warranties at the time of sale. We did not enter into any guarantees in connection with the Purchase Facility. The Purchase Facility has detailed requirements with respect to the eligibility of receivables for purchase and fundings under the Purchase Facility are subject to certain conditions precedent. Under the Purchase Facility, a variable purchase price of 85.00% of the principal balance of the receivables sold, subject to certain terms and conditions, is paid at closing in cash. The balance of the purchase price is deferred until such time as the initial purchaser has received a specified return and all servicing, custodial, agent and similar fees and expenses have been paid. The initial purchaser earned a return equal to the London Interbank Offered Rate ("LIBOR") plus 1.00% through April 15, 2003, LIBOR plus 1.25% through October 7, 2003 and LIBOR plus an additional return ranging from 2.00% to 3.25% (based on the amount outstanding under the Purchase Facility) from October 8, 2003 through September 30, 2004, subject to the use of alternate return rates in certain circumstances. In addition, the initial purchaser received or will receive a 0.25% annual facility fee through April 15, 2003 and from October 8, 2003 through September 30, 2004. The Purchase Facility also provided for the sale of land notes receivable, under modified terms.

      RFL's obligation to purchase under the Purchase Facility may terminate upon the occurrence of specified events. These specified events, some of which are subject to materiality qualifiers and cure periods, include, without limitation, (1) a breach by us of the representations or warranties in the Purchase Facility agreements, (2) a failure by us to perform the covenants in the Purchase Facility agreements, including, without limitation, a failure by us to pay principal or interest due to RFL, (3) the commencement of a bankruptcy proceeding or the like against us, (4) a material adverse change to us since December 31, 2001, (5) the amount borrowed under the Purchase Facility exceeding the borrowing base, (6) significant delinquencies or defaults on the receivables sold, (7) a payment default by us under any other borrowing arrangement of $5 million or more (a "Significant Arrangement"), or an event of default under any indenture, facility or agreement that results in a default under any Significant Arrangement, (8) a default or breach under any other agreement beyond the applicable grace period if such default or breach (a) involves the failure to make a payment in excess of 5% of our tangible net worth or (b) causes, or permits the holder of indebtedness to cause, an amount in excess of 5% of our tangible net worth to become due, (9) our tangible net worth not equaling at least $110.0 million plus 50% of net income and 100% of the proceeds from new equity financing following the first closing under the Purchase Facility, (10) our ratio of debt to tangible net worth exceeding 6 to 1, or (11) our failure to perform our servicing obligations.

      We act as servicer under the Purchase Facility for a fee. The Purchase Facility agreements include various conditions to purchase, covenants, trigger events and other provisions customary for a transaction of this type.

      During the year ended March 31, 2002, we sold $83.2 million of aggregate principal balance of notes receivable under the Purchase Facility for a cumulative purchase price of $70.7 million. In connection with these sales, we recognized an aggregate gain of $5.2 million and recorded retained interests in notes receivable sold of $18.8 million and servicing assets totaling $800,000. During the year ended March 31, 2002, we also sold $17.6 million of aggregate principal balance of notes receivable to General Electric Capital Real Estate ("GE") and Barclays Bank, PLC ("Barclays"), under a completed vacation ownership receivables purchase facility (the "GE/Barclays Purchase Facility") for a cumulative purchase price of $16.8 million. In connection with this sale, we recognized a $978,000 gain and recorded a retained interest in notes receivable sold of $2.4 million and a servicing asset totaling $141,000.

      From April 1, 2002 through November 25, 2002, we sold $62.5 million of aggregate principal balance of notes receivable to ING under the Purchase Facility for a cumulative purchase price of $51.6 million.

      On December 13, 2002, ING Financial Markets, LLC ("IFM"), an affiliate of ING, consummated a $170.2 million private offering and sale of vacation ownership loan-backed securities on our behalf (the "2002 Term Securitization"). The $181.0 million in aggregate principal of vacation ownership receivables included in the 2002 Term Securitization included qualified receivables from three sources: 1) $119.2 million in aggregate principal amount of receivables that were previously sold to ING under the Purchase Facility; 2) $54.2 million in aggregate principal amount of receivables that were previously sold under the GE/Barclays Purchase Facility; and 3) $7.6 million in aggregate principal amount of receivables that were previously hypothecated with GE under a vacation ownership receivables warehouse facility (the "GE Warehouse Facility"). The proceeds from the 2002 Term Securitization were used to pay ING, GE and Barclays all amounts then outstanding under the Purchase Facility, the GE/Barclays Purchase Facility and the GE Warehouse Facility, respectively. We received net cash proceeds of $2.1 million, VOIs with a carrying value of $1.4 million, vacation ownership receivables with an estimated net realizable value of $3.1 million and recorded a retained interest in the future cash flows from the 2002 Term Securitization of $36.1 million. We also recognized a gain of $4.7 million in connection with the 2002 Term Securitization.

      On December 23, 2002, we sold $22.1 million of aggregate principal balance of notes receivable under the Purchase Facility for a purchase price of $18.7 million. As a result of the sales of notes receivable under the Purchase Facility during the nine months ended December 31, 2002, we recognized an aggregate gain of $5.3 million and recorded retained interests in notes receivable sold and servicing assets of $18.1 million and $864,000, respectively.

      In connection with its assumption of the Purchase Facility and subsequent amendments, RFL expanded the size of the Purchase Facility to $150.0 million and extended the term of the Purchase Facility on a revolving basis through September 30, 2004.

      During the year ended December 31, 2003, we sold $110.5 million of aggregate principal balance of notes receivable under the Purchase Facility for a cumulative purchase price of $93.9 million. As a result of these sales, we recognized an aggregate gain of $6.6 million and recorded retained interests in notes receivable sold and servicing assets of $22.3 million and $1.1 million, respectively.

      Based on sales of receivables under the Purchase Facility and receipts from customers of the principal balance of the receivables sold, the remaining availability under the Purchase Facility was $51.9 million at December 31, 2003. The following assumptions were used to measure the initial fair value of the retained interests in notes receivable sold during the year ended December 31, 2003: Prepayment rates ranging from 17% to 14% per annum as the portfolios mature; loss severity rate ranging from 25% to 45%; default rates ranging from 7% to 1% per annum as the portfolios mature; and a discount rate of 14%.

Other Notes Receivable

      On June 26, 2001, we loaned $1.7 million to the Casa Grande Resort Cooperative Association I (the "Association"), the property owners' association controlled by the vacation ownership owners at the La Cabana Beach and Racquet Club(TM) resort in Aruba. This unsecured loan bears interest at the prime lending rate plus 1.00% and is payable in semi-annual installments. On May 21, 2003, the maturity of the loan was extended from June 26, 2003 to April 30, 2004. During the year ended December 31, 2003, we received principal repayments totaling approximately $456,000 from the Association, leaving an unpaid balance of $1.2 million as of December 31, 2003.

6. Retained Interests in Notes Receivable Sold and Servicing Assets

Retained Interests in Notes Receivable Sold

      Our retained interests in notes receivable sold, which are classified as available-for-sale investments, and associated unrealized gains and losses are set forth below (in thousands).

                                                                                           Gross         Gross
                                                                           Amortized     Unrealized    Unrealized
      December 31, 2002:                                                      Cost          Gain          Loss       Fair Value
      ------------------                                                    -------        -------       -------     ----------
      1996 REMIC retained interests ................................        $ 1,028        $    43       $    --       $ 1,071
      GE/Wachovia Purchase Facility retained interests .............          1,231            705            --         1,936
      Purchase Facility retained interests (see Note 5) ............          4,662             --            --         4,662
      2002 Term Securitization retained interest (see Note 5) ......         36,559             --            --        36,559
                                                                            -------        -------       -------       -------
                Total ..............................................        $43,480        $   748       $    --       $44,228
                                                                            =======        =======       =======       =======

                                                                                           Gross         Gross
                                                                          Amortized      Unrealized    Unrealized
      December 31, 2003:                                                     Cost           Gain          Loss       Fair Value
      ------------------                                                    -------        -------       -------     ----------
      1996 REMIC retained interests ................................        $   664        $   133       $    --       $   797
      GE/Wachovia Purchase Facility retained interests .............            717            955            --         1,672
      Purchase Facility retained interests (see Note 5) ............         24,063          1,888            --        25,951
      2002 Term Securitization retained interest (see Note 5) ......         32,555             --            --        32,555
                                                                            -------        -------       -------       -------
                Total ..............................................        $57,999        $ 2,976       $    --       $60,975
                                                                            =======        =======       =======       =======

      Contractual maturities as of December 31, 2003, are set forth below (in thousands), based on the final maturity dates of the underlying notes receivable sold:

                                                              Amortized
                                                                Cost              Fair Value
                                                              ---------           ----------
      After one year but within five ................          $ 1,381              $ 2,469
      After five years but within ten ...............           56,618               58,506
                                                               -------              -------
           Total ....................................          $57,999              $60,975
                                                               =======              =======

      The following assumptions were used to measure the fair value of the above retained interests: prepayment rates ranging from 23% to 7% per annum as the portfolios mature; loss severity rates of 25% to 45%; default rates ranging from 9% to 0.75% per annum as the portfolios mature; and discount rates ranging from 10% to 14%.

      The following table shows the hypothetical fair value of our retained interests in notes receivable sold based on a 10% and a 20% adverse change in each of the assumptions used to measure the fair value of those retained interests (the impacts on the fair value of the 1996 REMIC retained interest were not material) (in thousands):

                                                                    Hypothetical Fair Value at December 31, 2003 of:
                                                               -----------------------------------------------------------

                                                                  GE/Wachovia              The               2002 Term
                                                               Purchase Facility    Purchase Facility     Securitization
                                                               Retained Interest    Retained Interest    Retained Interest
                                                               -----------------    -----------------    -----------------
               Prepayment rate:        10% adverse change            $1,655              $25,608               $32,208
                                       20% adverse change             1,634               25,293                31,868

               Loss severity rate:     10% adverse change             1,596               25,310                31,526
                                       20% adverse change             1,516               24,670                30,497

               Default rate:           10% adverse change             1,612               25,083                31,355
                                       20% adverse change             1,557               24,228                30,175

               Discount rate:          10% adverse change             1,599               25,103                31,787
                                       20% adverse change             1,529               24,301                31,051

      The table below summarizes certain cash flows received from and (paid to) our qualifying special purpose finance subsidiaries (in thousands):

                                                                                Nine Months Ended          Year Ended
                                                                                December 31, 2002       December 31, 2003
                                                                                -----------------       -----------------
               Proceeds from new sales of receivables........................        $ 72,418               $ 93,918
               Collections on previously sold receivables....................         (55,253)               (87,311)
               Servicing fees received......................................            2,498                  3,690
               Purchases of foreclosed assets................................            (614)                (1,283)
               Resales of foreclosed assets.................................          (13,298)               (14,769)
               Remarketing fees received.....................................           5,723                  7,394
               Cash received on retained interests in notes receivable sold..          14,555                 12,817
               Cash paid to fund required reserve accounts...................          (1,865)                (3,939)

      Quantitative information about the portfolios of notes receivable previously sold without recourse in which we hold the above retained interests is as follows (in thousands):

                                                                                                       Year Ended
                                                                       As of December 31, 2003      December 31, 2003
                                                                     ----------------------------   ------------------
                                                                       Total     Principal Amount
                                                                     Principal       of Loans
                                                                     Amount of     More than 60     Credit Losses, Net
                                                                       Loans       Days Past Due       of Recoveries
                                                                     ---------   ----------------   ------------------
       1996 REMIC-- homesite mortgages...........................     $  1,023         $   12           $    32
       GE/Wachovia Purchase Facility  -- vacation
          ownership receivables..................................       16,925          1,086                --
       Purchase Facility -- vacation ownership
          receivables............................................      116,276          4,311                63
       2002 Term Securitization-- vacation ownership
          receivables............................................      132,438          7,546             4,254

      The net unrealized gain on our retained interests in notes receivable sold, which is presented as a separate component of our shareholders' equity, is net of income taxes of approximately $1.6 million, $288,000 and $1.1 million as of March 31, 2002, December 31, 2002 and December 31, 2003, respectively.

      In connection with the 2002 Term Securitization (see Note 5), we recognized a $4.7 million gain and reversed previously recorded unrealized gains related to the GE/Barclays Purchase Facility and the Purchase Facility totaling

$3.6 million. During the year ended December 31, 2003, we recorded an other-than-temporary decrease of approximately $912,000, netted against interest income on our consolidated statement of income, in the fair value of our retained interest associated with the 2002 Term Securitization, based on higher than projected default rates in the portfolio of receivables securitized.

      During the nine months ended December 31, 2002, we exchanged our retained interest in a 1995 REMIC transaction for the underlying mortgages and related assets. The 1995 REMIC retained interest was exchanged in connection with the termination of the REMIC, as all of the senior 1995 REMIC security holders had received all of the required cash flows pursuant to the terms of their REMIC certificates. We realized a $409,000 gain on the exchange, based on the net realizable value of the mortgages and other assets received and the amortized cost of the retained interest. We had previously recorded an unrealized gain of $244,000 on this retained interest in notes receivable sold.

Servicing Assets

      The changes in our servicing assets, included in other assets in our consolidated balance sheets, for the nine months ended December 31, 2002 and the year ended December 31, 2003, were as follows (in thousands):

                 Balance at March 31, 2002.......................................    $ 1,189
                 Additions.......................................................      2,981
                 Less: disposal in 2002 Term Securitization (see Note 5).........     (1,504)
                 Less: amortization..............................................       (372)
                                                                                     -------
                 Balance at December 31, 2002....................................      2,294
                 Additions.......................................................      1,141
                 Less: amortization..............................................       (758)
                                                                                     -------
                 Balance at December 31, 2003....................................    $ 2,677
                                                                                     =======

      The estimated fair value of the servicing assets approximated their carrying amounts as of December 31, 2002 and 2003. Fair value is estimated by discounting estimated future cash flows from the servicing assets using discount rates and the other assumptions used to measure the fair value of our retained interests for portfolios of notes receivable sold. A valuation allowance is recorded where the fair value of the servicing assets is below the related carrying amount. As of December 31, 2002 and 2003, no such valuation allowance was necessary.

7. Inventory

      Our net inventory holdings, summarized by division, are set forth below (in thousands).

                                                      December 31, 2002   December 31, 2003
                                                      -----------------   -----------------
                Bluegreen Resorts.................         $ 71,097           $ 98,085
                Bluegreen Communities.............          102,034            121,805
                                                           --------           --------
                                                           $173,131           $219,890
                                                           ========           ========

      Bluegreen Resorts inventory as of December 31, 2002, consisted of land inventory of $9.4 million, $27.0 million of construction-in-progress and $34.7 million of completed units. Bluegreen Resorts inventory as of December 31, 2003, consisted of land inventory of $28.8 million, $30.2 million of construction-in-progress and $39.1 million of completed units.

      Interest capitalized during the year ended March 31, 2002, nine months ended December 31, 2002 and year ended December 31, 2003, totaled $8.0 million, $4.7 million and $7.2 million, respectively. Interest expense in our consolidated statements of income is net of capitalized interest.

      During the year ended March 31, 2002 and nine months ended December 31, 2002, we recognized impairment charges of $4.1 million and $750,000, respectively, on our Crystal Cove(TM) residential land project in Rockwood, Tennessee. These impairment charges are included in cost of sales in our consolidated statements of income. Certain aspects of the Crystal Cove project required changes in planned development methods, which are expected to be more costly than our original estimates. The fair value of the Crystal Cove project was determined based on the estimated cash flows from the project.

8. Property and Equipment

      The table below sets forth the property and equipment held by us (in thousands).

                                                                               Useful         December 31,  December 31,
                                                                                Life              2002          2003
                                                                             -----------      ------------  ------------
       Office equipment, furniture and fixtures...........................    3-14 years         $27,348      $ 34,678
       Golf course land, land improvements, buildings and equipment.......   10-30 years          25,958        25,993
       Land, buildings and building improvements..........................   10-30 years          12,119        21,753
       Leasehold improvements.............................................    3-14 years           5,152         6,203
       Aircraft...........................................................    3-5 years            1,285         1,403
       Vehicles and equipment.............................................    3-5 years              694           804
                                                                                                 -------      --------
                                                                                                  72,556        90,834
       Accumulated depreciation and amortization of leasehold
          improvements....................................................                       (20,769)      (27,404)
                                                                                                 -------      --------
                 Total....................................................                       $51,787      $ 63,430
                                                                                                 =======      ========

9. Goodwill and Intangible Assets

      The table below sets forth the intangible assets held by us (in thousands).

                                                                       December 31,           December 31,
                                                                           2002                   2003
                                                                           ----                   ----
            Finite-lived intangible assets:
              Customer list -- vacation packages sold ...........         $13,654               $ 13,654
              Customer list -- telemarketing leads ..............             316                     --
                                                                          -------               --------
                                                                           13,970                 13,654
            Accumulated amortization ............................          (3,132)               (12,717)
                                                                          -------               --------
                                                                          $10,838               $    937
                                                                          =======               ========

            Aggregate amortization expense ......................         $ 3,132               $  9,901
                                                                          =======               ========

      At December 31, 2002 and 2003, our goodwill totaled $2.4 million and $2.8 million, respectively. All of our goodwill relates to our Bluegreen Resorts division. Our impairment tests during the nine months ended December 31, 2002 and the year ended December 31, 2003 determined that no goodwill impairment existed. See also Note 2, for further discussion on the goodwill and intangible assets acquired in connection with our acquisition of substantially all of the assets of TMOV.

10. Receivable-Backed Notes Payable

      We have a revolving vacation ownership receivables credit facility (the "GMAC Receivables Facility") with Residential Funding Corporation ("RFC"), an affiliate of General Motors Acceptance Corporation, which we originally entered into on February 10, 2003 and subsequently amended on September 10, 2003. The amendment increased the borrowing capacity from $50.0 million to $75.0 million. The borrowing period on the GMAC Receivables Facility expires on March 10, 2005 and outstanding borrowings mature no later than March 10, 2012. The GMAC Receivables Facility has detailed requirements with respect to the eligibility of receivables for inclusion and other conditions to funding. The borrowing base under the GMAC Receivables Facility is 90.00% of the outstanding principal balance of eligible notes arising from the sale of VOIs. The GMAC Receivables Facility includes affirmative, negative and financial covenants and events of default. All principal and interest payments received on pledged receivables are applied to principal and interest due under the GMAC Receivables Facility. Indebtedness under the facility bears interest at LIBOR plus 4.00%. We were required to pay an upfront loan fee of $375,000 in connection with the GMAC Receivables Facility. During the year ended December 31, 2003, we borrowed an aggregate of $23.8 million pursuant to the GMAC Receivables Facility, with $18.0 million of such borrowings outstanding at December 31, 2003.

      We also have a $30.0 million revolving credit facility with Foothill Capital Corporation ("Foothill") for the pledge of Bluegreen Communities' receivables, with up to $10.0 million of the total facility available for Bluegreen Communities' inventory borrowings and up to $10.0 million of the total facility available for the pledge of Bluegreen Resorts' receivables. The interest rate charged on outstanding receivable borrowings under the revolving credit facility through September 30, 2003 was the prime lending rate plus 0.75% when the average monthly outstanding loan balance was greater than or equal to $10.0 million. If the average monthly outstanding loan balance was less than $10.0 million, the interest rate is the greater of 7.00% or the prime lending rate plus 1.00%. Effective October 1, 2003, the interest rate under this facility was amended to be the prime lending rate plus 0.25% when the average monthly outstanding loan balance is greater than or equal to $15.0 million and the greater of 4.00% or the prime lending rate plus 0.50% when the outstanding loan balance is less than $15.0 million. All principal and interest payments received on pledged receivables are applied to principal and interest due under the facility. In March 2003, Foothill extended our ability to borrow under the facility through December 31, 2005, and extended the maturity date to December 31, 2007 for borrowings collateralized by receivables. At December 31, 2003, the outstanding principal balance under this facility was approximately $6.9 million, $3.3 million of which related to Bluegreen Resorts' receivables borrowings and $3.6 million of which related to Bluegreen Communities' receivables borrowings.

      At December 31, 2003, $29.8 million in notes receivable secured our $24.9 million in receivable-backed notes payable.

11. Lines-of-Credit and Notes Payable

      We have outstanding borrowings with various financial institutions and other lenders, which have been used to finance the acquisition and development of our inventory and to fund operations. Financial data related to our borrowing facilities is set forth below (in thousands).

                                                                                               December 31,   December 31,
                                                                                                    2002          2003
                                                                                                    ----          ----
            Lines-of-credit secured by inventory and golf courses with a carrying value of $133.0 million at December 31, 2003. Interest rates range from 4.38% to
            7.50% at December 31, 2002 and from 1.87% to 6.25% at December 31, 2003
            Maturities range from September 2004 to October 2007 ...........................       $24,522       $65,109

            Notes and mortgage notes secured by certain inventory, property and equipment and investments with an aggregate carrying value of $32.7 million at December 31, 2003. Interest rates ranging from 4.25% to 10.00% at
            December 31, 2002 and from 3.12% to 11.00% at December 31, 2003. Maturities
            range from on demand to September 2015 .........................................         8,600        20,574

            Unsecured notes payable to former stockholders of RDI. Interest rate of
            9.00%. Matured in October 1999 (see Note 16) ...................................         1,000         1,000

            Lease obligations with imputed interest rates ranging from 3.12% to 5.75%
            Maturities range from March 2006 to August 2007 ................................           287         1,175
                                                                                                   -------       -------
                   Total ...................................................................       $34,409       $87,858
                                                                                                   =======       =======

      The table below sets forth the contractual minimum principal payments required on our lines-of-credit and notes payable for each of the five fiscal years subsequent to December 31, 2003. Such minimum contractual payments may differ from actual payments due to the effect of principal payments required on a homesite or VOI release basis for certain of the above obligations (in thousands).

                                       2004........       $39,993
                                       2005........        26,184
                                       2006........        20,916
                                       2007........           505
                                       2008........            41
                                       Thereafter..           219
                                                          -------
                                         Total.....       $87,858
                                                          =======

      The following is a discussion of our significant credit facilities and material new borrowings during the year ended December 31, 2003:

      Certain of our direct and indirect wholly-owned Bluegreen Communities subsidiaries have a $50.0 million revolving credit facility (the "GMAC Communities Facility") with RFC, on which we serve as the guarantor. The GMAC Communities Facility is secured by the real property (and personal property related thereto) at our following residential land projects, as well as any Bluegreen Communities projects acquired by us with funds borrowed under the GMAC Communities Facility (the "Secured Projects"): Brickshire(TM) (New Kent County, Virginia); Mountain

Lakes Ranch(TM) (Bluffdale, Texas); Ridge Lake Shores(TM) (Magnolia, Texas); Riverwood Forest(TM) (Fulshear, Texas); Waterstone(TM) (Boerne, Texas), Catawba Falls Preserve(TM) (Black Mountain, North Carolina) and Yellowstone Creek Ranch(TM) (Pueblo, Colorado). In addition, the GMAC Communities Facility is secured by our Carolina National(TM) and The Preserve at Jordan Lake(TM) golf courses in Southport, North Carolina and Chapel Hill, North Carolina, respectively. Borrowings under the GMAC Communities Facility, which are subject to certain conditions, can be made through September 25, 2004. Principal payments are effected through agreed-upon release prices paid to RFC as homesites in the Secured Projects are sold. The outstanding principal balance of any borrowings under the GMAC Communities Facility must be repaid by September 25, 2006. The interest charged on outstanding borrowings is prime lending rate plus 1.00% and is payable monthly. We are required to pay an annual commitment fee equal to 0.33% of the $50.0 million GMAC Communities Facility amount. The GMAC Communities Facility documents include customary conditions to funding, acceleration provisions and certain financial affirmative and negative covenants. Proceeds from the GMAC Communities Facility are used to repay outstanding indebtedness on Bluegreen Communities projects, finance the acquisition and development of Bluegreen Communities projects and for general corporate purposes. During the year ended December 31, 2003, we borrowed $25.1 million under the GMAC Communities Facility, with $13.6 million of such borrowings outstanding at December 31, 2003.

      RFC has also provided us with a $45.0 million acquisition, development and construction revolving credit facility for Bluegreen Resorts (the "GMAC Resorts AD&C Facility"). The borrowing period on the GMAC Resorts AD&C Facility expires on February 10, 2005, and outstanding borrowings mature no later than February 10, 2009. Principal is repaid through agreed-upon release prices as VOIs are sold at the financed resorts, subject to certain minimum periodic principal reductions. Indebtedness under the facility bears interest at LIBOR plus 4.75% and is payable monthly. We were required to pay an upfront loan fee of $112,500 in connection with the GMAC Resorts AD&C Facility. On October 16, 2003, we borrowed $17.4 million under this facility in connection with our acquisition of The Fountains (f/k/a Oasis Lakes Resort), an existing vacation ownership resort located in Orlando, Florida, for a total purchase price of $20.5 million. The acquisition included certain unsold VOIs, land that can accommodate the construction of approximately 576 additional vacation residences, a clubhouse and pool complex, a 20,000 square-foot sales center, an adjoining parcel of land that is zoned for commercial use and certain notes receivable. The borrowing, which is secured by the underlying assets, matures no later than September 16, 2007. On October 10, 2003, we borrowed an additional $8.1 million under the GMAC Resorts AD&C Facility. This borrowing was collateralized by VOIs and land held for future development at our 51%-owned Big Cedar Wilderness Club resort and matures no later than October 10, 2007. The aggregate outstanding balance under this revolving credit facility was $24.2 million at December 31, 2003.

      We also have a $35.0 million revolving credit facility, the draw period for which has expired, with Finova Capital Corporation. We used this facility to finance the acquisition and development of Bluegreen Communities and Bluegreen Resorts projects. The facility is secured by the real property (and personal property related thereto) with respect to which borrowings are made. The interest charged on outstanding borrowings is the greater of 7.00% or the prime lending rate plus 1.25% to 2.00% and is payable monthly. On January 21, 2003, in connection with our acquisition of 2,341 unsold VOIs in the Casa Del Mar(TM) Beach Resort, located in Ormond Beach, Florida, we borrowed $4.8 million under this revolving credit facility. The total purchase price of the acquisition was $5.3 million. The borrowing requires principal payments based on agreed-upon release prices as VOIs are sold, subject to certain minimum periodic principal reductions, and matures on January 31, 2005. On August 29, 2003, we borrowed an additional $6.7 million under this revolving credit facility in the form of two promissory notes in connection with our acquisition of 3,996 unsold VOIs and certain undeveloped land in a resort called the Grande Villas at World Golf Village(R), located in St. Augustine, Florida. The total purchase price of the acquisition was $8.4 million. The promissory notes require principal payments based on agreed-upon release prices as VOIs are sold, subject to certain minimum periodic principal reductions. The final maturities of the promissory notes are February 28, 2005 for the $5.6 million promissory note and August 29, 2006 for the $1.1 million promissory note. The aggregate outstanding balance under this revolving credit facility, which includes the aforementioned borrowings as well as previous borrowings collateralized by two of our Bluegreen Communities properties totaled $17.8 million at December 31, 2003.

      On December 22, 2003, we signed a combination $30.0 million Acquisition and Development and VOI Receivables facility with Textron Financial Corporation (the "Textron Facility"). The borrowing period on the Textron Facility expires on December 22, 2005, and outstanding borrowings mature no later than January 1, 2006. Principal will be repaid semi-annually commencing September 14, 2004, subject to minimum required amortization, with the balance due upon the earlier of 1) the date that 85% of the VOIs in the financed resort are sold or 2) the maturity date. Acquisition and development indebtedness under the facility bears interest at the prime lending rate plus 1.25%, subject to a minimum interest rate of 6.25%. Interest payments are due monthly. On December 22, 2003, we utilized this facility to borrow $9.6 million of the purchase price of The Hammocks at Marathon resort located in Marathon, Florida. The balance of this facility will be available to finance the cost of renovations on the Marathon property and for borrowings collateralized by our vacation ownership receivables. Receivable-backed borrowings under the Textron Facility will bear interest at the prime lending rate plus 1.00%, subject to a 6.00% minimum interest rate. As of December 31, 2003, $9.6 million was outstanding under the Textron Facility.

      On April 15, 2003, we borrowed $3.3 million from First Bank. The proceeds from the borrowing were used to acquire 1,125 acres of land in Comal County, Texas for the purpose of developing a community called Mountain Springs Ranch(TM). The total purchase price of the land was $4.8 million. The borrowing, which is secured by the underlying land, requires quarterly principal payments of $371,875 beginning on June 2, 2004 and bears interest at the prime lending rate, payable monthly. The note matures on May 2, 2006.

      On May 7, 2003, we borrowed $1.6 million from Bank One. The proceeds from the borrowing were used to acquire 921 acres of land in Parker County, Texas for the purpose of developing a community called Quail Springs Ranch(TM). The total purchase price of the land was $2.3 million. The borrowing, which is secured by the underlying land, requires quarterly principal payments of approximately $137,000 beginning on August 7, 2003 and bears interest at the prime lending rate, payable quarterly. The note matures on May 7, 2006. As of December 31, 2003, the balance outstanding under this borrowing was $1.2 million

      On November 12, 2003, we borrowed $7.9 million from Wachovia Bank, N.A. The proceeds from the borrowing were used to acquire 500 acres of land near St. Simons Island in Brunswick County, Georgia for the purpose of developing a golf course community known as Sanctuary Cove. The total purchase price of the land was $11.3 million. The borrowing, which is secured by the underlying land, requires interest only payments through November 12, 2004, at which time quarterly principal payments of $494,000 will also be required in addition to the monthly interest payments. The borrowing bears interest at the LIBOR lending rate plus 2.00% and has a final maturity date of October 12, 2006, which can be extended to October 12, 2008 at our option.

12. Note Offering

      On April 1, 1998, we consummated a private placement offering (the "Offering") of $110.0 million in aggregate principal amount of 10.50% senior secured notes due April 1, 2008 (the "Notes"). Interest on the Notes is payable semiannually on April 1 and October 1 of each year. The Notes became redeemable at our option, in whole or in part, in cash, on April 1, 2003, together with accrued and unpaid interest, if any, to the date of redemption at the following redemption prices: 2003 -- 105.25%; 2004 -- 103.50%; 2005 -- 101.75% and 2006
and thereafter -- 100.00%. The Notes are our senior obligations and rank pari passu in right of payment with all of our existing and future senior indebtedness and rank senior in right of payment to all of our existing and future subordinated obligations. None of the assets of Bluegreen Corporation secure its obligations under the Notes, and the Notes are effectively subordinated to our secured indebtedness to any third party to the extent of assets serving as security thereon.

      The Notes are unconditionally guaranteed, jointly and severally, by each of our existing and future subsidiaries (the "Subsidiary Guarantors"), with the exception of the Joint Venture, Bluegreen Properties N.V., Resort Title Agency, Inc., any special purpose finance subsidiary, any subsidiary which is formed and continues to operate for the limited purpose of holding a real estate license and acting as a broker, and certain other subsidiaries which have individually less than $50,000 of assets (collectively, "Non-Guarantor Subsidiaries").

      Each of the Note guarantees covers the full amount of the Notes and each of the Subsidiary Guarantors is 100% owned, directly or indirectly, by us. The Note guarantees are senior obligations of each Subsidiary Guarantor and rank pari passu in right of payment with all existing and future senior indebtedness of each such Subsidiary Guarantor and senior in right of payment to all existing and future subordinated indebtedness of each such Subsidiary Guarantor. The Note guarantees of certain Subsidiary Guarantors are secured by a first (subject to customary exceptions) mortgage or similar instrument (each, a "Mortgage") on certain Bluegreen Communities properties of such Subsidiary Guarantors (the "Pledged Properties"). Absent the occurrence and the continuance of an event of default, the Notes trustee is required to release its lien on the Pledged Properties as property is sold and the Trustee does not have a lien on the proceeds of any such sale. As of December 31, 2003, the Pledged Properties had an aggregate carrying value of approximately $5.8 million. The Notes' indenture includes certain negative covenants including restrictions on the incurrence of debt and liens and on payments of cash dividends.

      Supplemental financial information for Bluegreen Corporation, our combined Non-Guarantor Subsidiaries and our combined Subsidiary Guarantors is presented below:

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                                 (In thousands)

                                                                               December 31, 2002
                                                      ----------------------------------------------------------------------

                                                                     Combined       Combined
                                                       Bluegreen   Non-Guarantor   Subsidiary
                                                      Corporation   Subsidiaries   Guarantors   Eliminations    Consolidated
                                                      -----------   ------------   ----------   ------------    ------------
ASSETS
Cash and cash equivalents .......................      $ 22,373        $17,951      $  6,581      $      --       $ 46,905
Contracts receivable, net .......................            --          1,457        14,773             --         16,230
Intercompany receivable .........................       101,549             --            --       (101,549)            --
Notes receivable, net ...........................         1,740          9,434        50,621             --         61,795
Other assets ....................................         6,576          1,792        31,548             --         39,916
Inventory, net ..................................            --         19,440       153,691             --        173,131
Retained interests in notes receivable sold .....            --         44,228            --             --         44,228
Investments in subsidiaries .....................         7,730             --         3,230        (10,960)            --
Property and equipment, net .....................         9,791          1,959        40,037             --         51,787
                                                       --------        -------      --------      ---------       --------
       Total assets .............................      $149,759        $96,261      $300,481      $(112,509)      $433,992
                                                       ========        =======      ========      =========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Accounts payable, accrued liabilities and other      $  8,510        $22,485      $ 26,124      $      --       $ 57,119
  Intercompany payable ..........................                        8,392        93,157       (101,549)            --
  Deferred income taxes .........................       (19,344)        24,698        25,846             --         31,200
  Lines-of-credit and notes payable .............         3,384          3,000        33,385             --         39,769
  10.50% senior secured notes payable ...........       110,000             --            --             --        110,000
  8.25% convertible subordinated debentures .....        34,371             --            --             --         34,371
                                                       --------        -------      --------      ---------       --------
       Total liabilities ........................       136,921         58,575       178,512       (101,549)       272,459
  Minority interest .............................            --             --            --          3,250          3,250
  Total shareholders' equity ....................        12,838         37,686       121,969        (14,210)       158,283
                                                       --------        -------      --------      ---------       --------
       Total liabilities and shareholders' equity      $149,759        $96,261      $300,481      $(112,509)      $433,992
                                                       ========        =======      ========      =========       ========

                                                                                December 31, 2003
                                                      ----------------------------------------------------------------------

                                                                      Combined       Combined
                                                       Bluegreen   Non-Guarantor    Subsidiary
                                                      Corporation   Subsidiaries    Guarantors   Eliminations    Consolidated
                                                      -----------   ------------    ----------   ------------    ------------
ASSETS
Cash and cash equivalents .......................      $ 29,872        $ 28,100      $ 15,059      $      --       $ 73,031
Contracts receivable, net .......................            --           1,075        24,447             --         25,522
Intercompany receivable .........................       100,191              --            --       (100,191)            --
Notes receivable, net ...........................           847          19,232        74,115             --         94,194
Other assets ....................................         6,229           3,372        23,763             --         33,364
Inventory, net ..................................            --          22,225       197,665             --        219,890
Retained interests in notes receivable sold .....            --          60,975            --             --         60,975
Investments in subsidiaries .....................         7,730              --         3,230        (10,960)            --
Property and equipment, net .....................        11,936           1,900        49,594             --         63,430
                                                       --------        --------      --------      ---------       --------
       Total assets .............................      $156,805        $136,879      $387,873      $(111,151)      $570,406
                                                       ========        ========      ========      =========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Accounts payable, accrued liabilities and other      $ 13,266        $ 29,258      $ 35,280      $      --       $ 77,804
  Intercompany payable ..........................            --           1,127        99,064       (100,191)            --
  Deferred income taxes .........................       (19,954)         29,314        34,564             --         43,924
  Lines-of-credit and notes payable .............         5,026          22,759        84,994             --        112,779
  10.50% senior secured notes payable ...........       110,000              --            --             --        110,000
  8.25% convertible subordinated debentures .....        34,371              --            --             --         34,371
                                                       --------        --------      --------      ---------       --------
       Total liabilities ........................       142,709          82,458       253,902       (100,191)       378,878
  Minority interest .............................            --              --            --          4,648          4,648
  Total shareholders' equity ....................        14,096          54,421       133,971        (15,608)       186,880
                                                       --------        --------      --------      ---------       --------
       Total liabilities and shareholders' equity      $156,805        $136,879      $387,873      $(111,151)      $570,406
                                                       ========        ========      ========      =========       ========

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                                 (In thousands)

                                                                                 Year Ended March 31, 2002
                                                          ------------------------------------------------------------------------

                                                                          Combined       Combined
                                                           Bluegreen   Non-Guarantor    Subsidiary
                                                          Corporation   Subsidiaries    Guarantors     Eliminations    Consolidated
                                                          -----------   ------------    ----------     ------------    ------------
REVENUES
  Sales of real estate ...............................      $     --       $ 21,604      $219,024        $      --       $240,628
  Other resort and communities operations revenue ....            --          3,943        21,527               --         25,470
  Management fees ....................................        26,133             --            --          (26,133)            --
  Interest income ....................................           564          4,968         9,915               --         15,447
  Gain on sales of notes receivable ..................            --          6,280            --               --          6,280
                                                            --------       --------      --------        ---------       --------
                                                              26,697         36,795       250,466          (26,133)       287,825
COSTS AND EXPENSES
  Cost of real estate sales ..........................            --          6,606        79,919               --         86,525
  Cost of other resort and communities operations ....            --          1,532        22,012               --         23,544
  Management fees ....................................            --          1,086        25,047          (26,133)            --
  Selling, general and administrative expenses .......        25,686         12,234       102,324               --        140,244
  Interest expense ...................................         8,371            578         4,068               --         13,017
  Provision for loan losses ..........................            --            242         4,609               --          4,851
  Other expense (income) .............................          (239)         1,105          (704)              --            162
                                                            --------       --------      --------        ---------       --------
                                                              33,818         23,383       237,275          (26,133)       268,343
                                                            --------       --------      --------        ---------       --------
  Income (loss) before minority interest and provision
     (benefit) for income taxes ......................        (7,121)        13,412        13,191               --         19,482
  Minority interest in income of consolidated
     subsidiary ......................................            --             --            --              405            405
                                                            --------       --------      --------        ---------       --------
  Income (loss) before provision (benefit) for income
     taxes ...........................................        (7,121)        13,412        13,191              405         19,077
  Provision (benefit) for income taxes ...............        (2,742)         4,690         5,397               --          7,345
                                                            --------       --------      --------        ---------       --------
  Net income (loss) ..................................      $ (4,379)      $  8,722      $  7,794        $    (405)      $ 11,732
                                                            ========       ========      ========        =========       ========

                                                                                  Nine Months Ended December 31, 2002
                                                                 -------------------------------------------------------------------

                                                                                Combined      Combined
                                                                  Bluegreen   Non-Guarantor  Subsidiary
                                                                 Corporation  Subsidiaries   Guarantors   Eliminations  Consolidated
                                                                 -----------  ------------   ----------   ------------  ------------
REVENUES
  Sales of real estate ........................................    $     --      $18,561      $204,094      $     --      $222,655
  Other resort and communities operations revenue .............          --        1,901        25,147            --        27,048
  Management fees .............................................      24,148           --            --       (24,148)           --
  Interest income .............................................         239        5,652         6,344            --        12,235
  Gain on sales of notes receivable ...........................          --       10,035            --            --        10,035
                                                                   --------      -------      --------      --------      --------
                                                                     24,387       36,149       235,585       (24,148)      271,973
                                                                   --------      -------      --------      --------      --------
COSTS AND EXPENSES
  Cost of real estate sales ...................................          --        5,103        72,820            --        77,923
  Cost of other resort and communities operations .............          --          782        26,113            --        26,895
  Management fees .............................................          --          589        23,559       (24,148)           --
  Selling, general and administrative expenses ................      17,518       11,204        99,586            --       128,308
  Interest expense ............................................       7,389          319         2,116            --         9,824
  Provision for loan losses ...................................          --          399         2,433            --         2,832
  Other expense (income) ......................................        (137)       1,156           501            --         1,520
                                                                   --------      -------      --------      --------      --------
                                                                     24,770       19,552       227,128       (24,148)      247,302
                                                                   --------      -------      --------      --------      --------
  Income (loss) before minority interest and provision
     (benefit) for income taxes ...............................        (383)      16,597         8,457            --        24,671
  Minority interest in income of consolidated subsidiary ......          --           --            --           816           816
                                                                   --------      -------      --------      --------      --------
  Income (loss) before provision (benefit) for income
      taxes ...................................................        (383)      16,597         8,457          (816)       23,855
  Provision (benefit) for income taxes ........................        (137)       5,034         3,582            --         8,479
                                                                   --------      -------      --------      --------      --------
  Income (loss) before cumulative effect of change in
     accounting principle .....................................        (246)      11,563         4,875          (816)       15,376
  Cumulative effect of change in accounting principle,
     net of income taxes ......................................          --         (714)       (5,215)           --        (5,929)
  Minority interest in cumulative effect of change in
     accounting principle, net of income taxes ................          --           --            --          (350)         (350)
                                                                   --------      -------      --------      --------      --------
  Net income (loss) ...........................................    $   (246)     $10,849      $   (340)     $   (466)     $  9,797
                                                                   ========      =======      ========      ========      ========

                                                                                 Year Ended December 31, 2003
                                                             -----------------------------------------------------------------------

                                                                            Combined        Combined
                                                              Bluegreen   Non-Guarantor    Subsidiary
                                                             Corporation   Subsidiaries    Guarantors    Eliminations   Consolidated
                                                             -----------   ------------    ----------    ------------   ------------
REVENUES
  Sales of real estate ..................................      $     --       $38,457       $319,855       $      --       $358,312
  Other resort and communities operations revenue .......            --         7,394         48,000              --         55,394
  Management fees .......................................        38,855            --             --         (38,855)            --
  Interest income .......................................           282         7,703          9,551              --         17,536
  Gain on sales of notes receivable .....................            --         6,563             --              --          6,563
  Other income ..........................................            40             1            608              --            649
                                                               --------       -------       --------       ---------       --------
                                                                 39,177        60,118        378,014         (38,855)       438,454
COSTS AND EXPENSES
  Cost of real estate sales .............................            --         9,838         99,172              --        109,010
  Cost of other resort and communities operations .......            --         3,016         56,809              --         59,825
  Management fees .......................................            --         1,114         37,741         (38,855)            --
  Selling, general and administrative expenses ..........        29,589        21,600        152,975              --        204,164
  Interest expense ......................................         9,819           712          3,505              --         14,036
  Provision for loan losses .............................            --           926          5,168              --          6,094
                                                               --------       -------       --------       ---------       --------
                                                                 39,408        37,206        355,370         (38,855)       393,129
                                                               --------       -------       --------       ---------       --------
  Income (loss) before minority interest and provision
     (benefit) for income taxes .........................          (231)       22,912         22,644              --         45,325
  Minority interest in income of consolidated
     subsidiary .........................................            --            --             --           3,330          3,330
                                                               --------       -------       --------       ---------       --------
  Income (loss) before provision for income
taxes ...................................................          (231)       22,912         22,644          (3,330)        41,995
  Provision (benefit) for income taxes ..................           (89)        7,539          8,718              --         16,168
                                                               --------       -------       --------       ---------       --------
  Net income (loss) .....................................      $   (142)      $15,373       $ 13,926       $  (3,330)      $ 25,827
                                                               ========       =======       ========       =========       ========

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                              Year Ended March 31, 2002
                                                                                ----------------------------------------------------
                                                                                               Combined      Combined
                                                                                 Bluegreen   Non-Guarantor  Subsidiary
                                                                                Corporation   Subsidiaries  Guarantors  Consolidated
                                                                                -----------   ------------  ----------  ------------
Operating activities:
  Net cash provided by operating activities ...................................   $  5,261      $  3,107      $ 23,282    $ 31,650
                                                                                  --------      --------      --------    --------
Investing activities:
  Cash received from retained interests in notes receivable sold ..............         --         7,856            --       7,856
  Investment in note receivable ...............................................     (1,685)           --            --      (1,685)
  Principal payments received on investment in note receivable ................      4,643            --            --       4,643
  Purchases of property and equipment .........................................     (2,722)       (1,472)       (8,746)    (12,940)
  Proceeds from sales of property and equipment ...............................          4            --            40          44
                                                                                  --------      --------      --------    --------
Net cash provided (used) by investing activities ..............................        240         6,384        (8,706)     (2,082)
                                                                                  --------      --------      --------    --------
Financing activities:
  Proceeds from borrowings under line-of-credit facilities and notes payable ..     50,225            --         9,645      59,870
  Payments under line-of-credit facilities and notes payable ..................    (50,447)       (3,876)      (25,004)    (79,327)
  Payment of debt issuance costs ..............................................       (114)       (1,165)         (289)     (1,568)
  Proceeds from exercise of employee and director stock options ...............        156            --            --         156
                                                                                  --------      --------      --------    --------
Net cash used by financing activities .........................................       (180)       (5,041)      (15,648)    (20,869)
                                                                                  --------      --------      --------    --------
Net increase (decrease) in cash and cash equivalents ..........................      5,321         4,450        (1,072)      8,699
Cash and cash equivalents at beginning of year ................................     13,290        17,125         9,601      40,016
                                                                                                --------      --------    --------
Cash and cash equivalents at end of year ......................................     18,611        21,575         8,529      48,715
Restricted cash and cash equivalents at end of year ...........................         --       (20,199)       (7,470)    (27,669)
                                                                                  --------      --------      --------    --------
Unrestricted cash and cash equivalents at end of year .........................   $ 18,611      $  1,376      $  1,059    $ 21,046
                                                                                  ========      ========      ========    ========

                                                                                  Nine Months Ended December 31, 2002
                                                                   -----------------------------------------------------------------
                                                                                 Combined
                                                                                    Non-       Combined
                                                                    Bluegreen    Guarantor    Subsidiary
                                                                   Corporation  Subsidiaries  Guarantors  Eliminations  Consolidated
                                                                   -----------  ------------  ----------  ------------  ------------
Operating activities:
Net cash provided (used) by operating activities .................   $ 10,471     $(14,917)     $ 11,483     $    --      $  7,037
                                                                     --------     --------      --------     -------      --------
Investing activities:
  Cash received from retained interests in notes .................         --       14,555            --          --        14,555
     receivable sold
  Investment in subsidiary .......................................       (100)          --            --         100            --
  Business acquisition ...........................................         --           --        (2,292)         --        (2,292)
  Purchases of property and equipment ............................     (1,285)        (315)       (2,779)         --        (4,379)
  Proceeds from sales of property and equipment ..................         --           --            48          --            48
                                                                     --------     --------      --------     -------      --------
Net cash provided (used) by investing activities .................     (1,385)      14,240        (5,023)        100         7,932
                                                                     --------     --------      --------     -------      --------
Financing activities:
  Proceeds from borrowings under line-of-credit facilities
     and notes payable ...........................................         --           --        18,696          --        18,696
  Payments under line-of-credit facilities and notes payable .....         (7)      (1,692)      (25,771)         --       (27,470)
  Payment of 8% convertible, subordinated notes payable to related
     parties .....................................................     (6,000)          --            --          --        (6,000)
  Payment of debt issuance costs .................................         --       (1,355)       (1,333)         --        (2,688)
  Proceeds from capitalization of subsidiary .....................         --          100            --        (100)           --
  Proceeds from exercise of employee and director stock options ..        683           --            --          --           683
                                                                     --------     --------      --------     -------      --------
Net cash used by financing activities ............................     (5,324)      (2,947)       (8,408)       (100)      (16,779)
                                                                     --------     --------      --------     -------      --------
Net (decrease) increase in cash and cash equivalents .............      3,762       (3,624)       (1,948)         --        (1,810)
Cash and cash equivalents at beginning of period .................     18,611       21,575         8,529          --        48,715
                                                                     --------     --------      --------     -------      --------
Cash and cash equivalents at end of period .......................     22,373       17,951         6,581          --        46,905
Restricted cash and cash equivalents at end of period ............       (173)     (13,797)       (6,581)         --       (20,551)
                                                                     --------     --------      --------     -------      --------
Unrestricted cash and cash equivalents at end of period ..........   $ 22,200     $  4,154      $     --     $    --      $ 26,354
                                                                     ========     ========      ========     =======      ========

                                                                                           Year Ended December 31, 2003
                                                                            --------------------------------------------------------
                                                                                            Combined       Combined
                                                                             Bluegreen    Non-Guarantor   Subsidiary
                                                                            Corporation   Subsidiaries    Guarantors    Consolidated
                                                                            -----------   ------------    ----------    ------------
Operating activities:
  Net cash provided (used) by operating activities .....................      $  9,928       $ (8,358)      $ 33,365      $ 35,435
                                                                              --------       --------       --------      --------
Investing activities:
  Cash received from retained interests in notes receivable sold .......            --         12,817             --        12,817
  Principal payments received on investment in note receivable .........           456             --             --           456
  Business acquisition .................................................            --             --           (500)         (500)
  Purchases of property and equipment ..................................        (3,310)          (420)        (8,163)      (11,893)
  Proceeds from sales of property and equipment ........................           854             --            230         1,084
                                                                              --------       --------       --------      --------
Net cash provided (used) by investing activities .......................        (2,000)        12,397         (7,933)        1,964
                                                                              --------       --------       --------      --------
Financing activities:
  Proceeds from borrowings under line-of-credit facilities and
     notes payable .....................................................         7,000          8,125         25,000        40,125
  Payments under line-of-credit facilities and notes payable ...........        (7,568)        (1,384)       (41,026)      (49,978)
  Payment of debt issuance costs .......................................        (1,073)          (631)          (928)       (2,632)
  Proceeds from exercise of employee and director stock options ........         1,212             --             --         1,212
                                                                              --------       --------       --------      --------
Net cash (used) provided by financing activities .......................          (429)         6,110        (16,954)      (11,273)
                                                                              --------       --------       --------      --------
Net increase in cash and cash equivalents ..............................         7,499         10,149          8,478        26,126
Cash and cash equivalents at beginning of year .........................        22,373         17,951          6,581        46,905
                                                                              --------       --------       --------      --------
Cash and cash equivalents at end of year ...............................        29,872         28,100         15,059        73,031
Restricted cash and cash equivalents at end of year ....................          (173)       (21,537)       (11,830)      (33,540)
                                                                              --------       --------       --------      --------
Unrestricted cash and cash equivalents at end of year ..................      $ 29,699       $  6,563       $  3,229      $ 39,491
                                                                              ========       ========       ========      ========

13. Convertible Subordinated Notes Payable and Debentures

Notes Payable

      On September 11, 2002, we repaid upon maturity our 8.00% convertible subordinated promissory notes in the aggregate principal amount of $6.0 million to the two former members of our Board of Directors and an affiliate of a former member of our Board of Directors.

Debentures

      We had $34.4 million of our 8.25% Convertible Subordinated Debentures (the "Debentures") outstanding at both December 31, 2002 and 2003. The Debentures are convertible at any time prior to their maturity in 2012, unless previously redeemed, into our common stock at a current conversion price of $8.24 per share, subject to adjustment under certain conditions. The Debentures are redeemable at any time, at our option, in whole or in part at 100% of the face amount. We are obligated to redeem annually 10% of the original principal amount ($46.0 million) of the

Debentures issued, commencing May 15, 2003, net of previous redemptions of approximately $11.6 million (accordingly, the first actual redemptions will occur on May 15, 2005). Such redemptions are calculated to retire 90% of the principal amount of the Debentures prior to their maturity. The Debentures are unsecured and subordinated to all of our senior indebtedness. Interest is payable semi-annually on May 15 and November 15.

      Under financial covenants of the Indenture pursuant to which the Debentures were issued, we are required to maintain a net worth of not less than $29.0 million. Should our net worth fall below $29.0 million for two consecutive quarters, we are required to make an offer to purchase 20% of the outstanding Debentures at par, plus accrued interest.

14. Fair Value of Financial Instruments

      In estimating the fair values of our financial instruments, we used the following methods and assumptions:

      Cash and cash equivalents: The amounts reported in our consolidated balance sheets for cash and cash equivalents approximate fair value.

      Contracts receivable: The amounts reported in our consolidated balance sheets for contracts receivable approximate fair value. Contracts receivable are non-interest bearing and generally convert into cash or an interest-bearing mortgage note receivable within thirty days.

      Notes receivable: The amounts reported in our consolidated balance sheets for notes receivable approximate fair value based on discounted future cash flows using current rates at which similar loans with similar maturities would be made to borrowers with similar credit risk.

      Retained interests in notes receivable sold: Retained interests in notes receivable sold are carried at fair value based on discounted cash flow analyses.

      Lines-of-credit, notes payable and receivable-backed notes payable: The amounts reported in our consolidated balance sheets approximate their fair value for indebtedness that provides for variable interest rates. The fair value of our fixed-rate indebtedness was estimated using discounted cash flow analyses, based on our current incremental borrowing rates for similar types of borrowing arrangements.

      10.50% senior secured notes payable: The fair value of our 10.50% senior secured notes is based on the quoted market price in the over-the-counter bond market.

      8.25% convertible subordinated debentures: The fair value of our 8.25% convertible subordinated debentures is based on the quoted market price as reported on the New York Stock Exchange.

                                                                          December 31, 2002              December 31, 2003
                                                                       ------------------------      --------------------------
                                                                       Carrying      Estimated       Carrying        Estimated
                                                                        Amount       Fair Value        Amount        Fair Value
      Cash and cash equivalents ...............................        $ 46,905        $46,905        $ 73,031        $ 73,031
      Contracts receivable, net ...............................          16,230         16,230          25,522          25,522
      Notes receivable, net ...................................          61,795         61,795          94,194          94,194
      Retained interests in notes receivable sold .............          44,228         44,228          60,975          60,975
      Lines-of-credit, notes payable, and receivable-
         backed notes payable .................................          39,769         39,837         112,779         112,839
      10.50% senior secured notes payable .....................         110,000         90,200         110,000         112,000
      8.25% convertible subordinated debentures ...............          34,371         29,215          34,371          35,058

15. Common Stock and Stock Option Plans

Stock Option Plans

      Under our employee stock option plans, options can be granted with various vesting periods. All options granted to employees prior to December 31, 2002, vest ratably over a five-year period from the date of grant (20% per year). Options granted to employees subsequent to December 31, 2002, 100% vest on the five year anniversary of date of grant. Our options are granted at exercise prices that either equal or exceed the quoted market price of our common stock at the respective dates of grant. All of our options expire ten years from the date of grant.

      The stock option plan covering our non-employee directors provides for the grant to our non-employee directors (the "Outside Directors") of non-qualified stock options. All options granted to Outside Directors prior to December 31, 2002 vest ratably over a three-year period while all options granted after December 31, 2002 vest immediately upon grant. All Outside Director stock options expire ten years from the date of grant, subject to alternative expiration dates under certain circumstances. Due to a "change in control" provision in the Outside Directors' stock option agreements, all outstanding Outside Directors options as of April 10, 2002 immediately vested when Levitt Corporation ("Levitt") (NYSE: LEV) acquired an aggregate of approximately 8.0 million shares of our outstanding common stock from certain real estate funds associated with Morgan Stanley Dean Witter and Company and Grace Brothers, Ltd. in private transactions. As a result of these purchases and the December 2003 transfer of BankAtlantic Bancorp, Inc.'s ownership interest in our common stock to Levitt in connection with its spin-off, Levitt beneficially owned approximately 38% of our outstanding common stock as of December 31, 2003.

      A summary of our stock option activity related to our Employee and Outside Directors Plans is presented below (in thousands, except per share data).

                                                     Number of Shares  Outstanding  Exercise Price  Number of Shares
                                                         Reserved        Options       Per Share       Exercisable
                                                     ----------------  -----------  --------------  ----------------
              Employee Stock Option Plans:
              Balance at April 1, 2001...............     3,629           2,693       $1.25-$9.50        1,637
                Granted..............................        --              50             $2.29
                Forfeited............................       (81)           (654)      $2.29-$9.50
                Exercised............................       (78)            (78)      $1.25-$1.46
                                                          -----          ------
              Balance at March 31, 2002..............     3,470           2,011       $1.46-$9.50        1,457
                Forfeited............................       (10)           (145)      $2.60-$8.50
                Exercised............................       (72)            (72)      $1.46-$3.13
                                                          -----          ------
              Balance at December 31, 2002...........     3,388           1,794       $2.26-$9.50        1,489
                Granted..............................        --             778       $3.45-$5.84
                Forfeited............................        (1)             (1)            $2.26
                Exercised............................      (286)           (286)      $2.29-$3.58
                                                          -----          ------
              Balance at December 31, 2003...........     3,101           2,285       $2.26-$9.50        1,401
                                                          =====          ======

              Outside Directors Plans:
              Balance at April 1, 2001...............       903             718       $1.46-$9.31          503
                Granted..............................        --             120             $2.11
                Forfeited............................        (2)            (30)            $2.88
                Exercised............................       (36)            (36)            $1.46
                                                          -----          ------
              Balance at March 31, 2002..............       865             772       $1.77-$9.31          562
                Forfeited............................        --             (45)      $2.88-$5.94
                Exercised............................      (212)           (212)      $1.77-$3.50
                                                          -----          ------
              Balance at December 31, 2002...........       653             515       $2.11-$9.31          515
                Granted..............................        --              65       $3.48-$5.89
                Forfeited............................        --              --                --
                Exercised............................       (73)            (73)      $2.82-$3.80
                                                          -----          ------
              Balance at December 31, 2003...........       580             507       $2.11-$9.31          507
                                                          =====          ======

      The weighted-average exercise prices and weighted-average remaining contractual lives of our outstanding stock options at December 31, 2003 (grouped by range of exercise prices) were:

                                                                         Weighted-
                                                                          Average                           Weighted-
                                                                         Remaining         Weighted-         Average
                                          Number       Number of      Contractual Life      Average       Exercise Price
                                       of Options    Vested Options      (in years)      Exercise Price    (vested only)
                                       ----------    --------------   ----------------   --------------   --------------
                                       (In 000's)      (In 000's)
               Employees:
                 $2.26-$3.13...             413           349                3               $2.87            $2.97
                 $3.45-$4.88...           1,046           369                7               $3.85            $4.55
                 $5.84.........             100            --               10               $5.84            $  --
                 $8.50-$9.50...             726           683                5               $9.21            $9.25
                                          -----         -----
                                          2,285         1,401

                                                                         Weighted-
                                                                          Average                          Weighted-
                                                                         Remaining        Weighted-         Average
                                          Number         Number of    Contractual Life     Average       Exercise Price
                                        of Options    Vested Options     (in years)     Exercise Price    (vested only)
                                        ----------    --------------  ----------------  --------------   --------------
                                        (In 000's)      (In 000's)
              Directors:
                $2.11.........               30              30              8               $2.11           $2.11
                $2.82-$3.80...              282             282              3               $3.37           $3.37
                $5.89-$5.94...              105             105              4               $5.93           $5.93
                $9.31.........               90              90              3               $9.31           $9.31
                                         ------          ------
                                            507             507
                                         ======          ======

Common Stock Reserved For Future Issuance

      As of December 31, 2003, common stock reserved for future issuance was comprised of shares issuable (in thousands):

                  Upon conversion of 8.25% debentures................     4,171
                  Upon exercise of employee stock options............     3,101
                  Upon exercise of outside director stock options....       580
                                                                         ------
                                                                          7,852
                                                                         ======

16. Commitments and Contingencies

      At December 31, 2003, the estimated cost to complete development work in subdivisions or resorts from which homesites or VOIs have been sold totaled $56.2 million. Development is estimated to be completed within the next three years and thereafter as follows: 2004 -- $39.9 million, 2005 -- $12.0 million, 2006 -- $4.4 million, Thereafter -- none.

      We lease certain office space and equipment under various noncancelable operating leases. Certain of these leases contain stated escalation clauses while others contain renewal options.

      Rent expense for the year ended March 31, 2002, nine months ended December 31, 2002 and year ended December 31, 2003, totaled approximately $4.4 million, $3.6 million and $5.5 million, respectively.

      Lease commitments under these noncancelable operating leases for each of the five years subsequent to December 31, 2003, and thereafter are as follows (in thousands):

                   2004.......................................       $ 4,216
                   2005.......................................         3,013
                   2006.......................................         2,296
                   2007.......................................         1,780
                   2008.......................................         1,322
                   Thereafter.................................         4,704
                                                                     -------
                     Total future minimum lease payments......       $17,331
                                                                     =======

      We have $1.4 million in outstanding commitments under stand-by letters of credit with banks, primarily related to obtaining an insurance bond regarding the development of a Bluegreen Communities project acquired during the year ended December 31, 2003.

      In the ordinary course of our business, we become subject to claims or proceedings from time to time relating to the purchase, subdivision, sale or financing of real estate. Additionally, from time to time, we become involved in disputes with existing and former employees. We believe that these claims are routine litigation incidental to our business.

      On August 21, 2000, we received a notice of Field Audit Action (the "First Notice") from the State of Wisconsin Department of Revenue (the "DOR") alleging that two corporations purchased by us had failed to collect and remit sales and use taxes totaling $1.9 million to the State of Wisconsin prior to the purchase during the period from January 1, 1994 through September 30, 1997. On May 24, 2003, we received a second Notice of Field Audit Action (the "Second Notice") from DOR alleging that the two subsidiaries failed to collect and remit sales and use taxes to the State of Wisconsin during the period from April 1, 1998 through March 31, 2002 totaling $1.4 million. The majority of the assessment is based on the subsidiaries not charging sales tax to purchasers of VOIs at our Christmas Mountain Village resort during the period from January 1, 1994 through December 31, 1999, when the Wisconsin statute requiring sales tax on certain VOI sales was repealed. As of December 31, 2003, aggregate interest and penalties under the First Notice and the Second Notice total approximately $2.8 million in addition to the $3.3 million claimed due. We filed petitions for redetermination with respect to the First Notice on October 19, 2000, and with respect to the Second Notice on July 9, 2003. If the petitions are unsuccessful, we intend to vigorously appeal the assessments.

      We acquired the subsidiaries that were the subject of the notices in connection with the acquisition of RDI Group, Inc. ("RDI") on September 30, 1997. Under the RDI purchase agreement, we have the right to set off payments owed by us to RDI's former stockholders pursuant to a $1.0 million outstanding note payable balance and to make a claim against such stockholders for $500,000 previously paid to them for any breach of representations and warranties. One of the former RDI stockholders is currently employed by us as the Senior Vice President of Sales for Bluegreen Resorts. We have filed an action against the RDI stockholders for damages arising out of the Wisconsin assessments based on this right of indemnification and offset under the RDI purchase agreement and related promissory note. The RDI stockholders have filed a counterclaim against us and a third-party complaint against us and one of our wholly-owned subsidiaries alleging that we and our subsidiary have failed to make the payments required under the terms of the promissory note.

      As the statute requiring the assessment of sales tax on sales of certain VOIs in Wisconsin was repealed in December 1999 and based on the applicable statutes of limitations, we believe our exposure in these matters is limited to that discussed above. We have been engaging in active discussions with the DOR in an effort to settle all claims related to the First Notice and the Second Notice. There is no assurance that we will be successful in negotiating a favorable settlement with the DOR or avoid incurring significant legal costs to defend these matters. Based on our position in our petitions for redetermination, our position that we have indemnification rights and a right of offset against the former RDI stockholders, our intention to defend this matter vigorously and other factors, we do not believe that the possible sales tax assessment pursuant to the First Notice and the Second Notice will have a material adverse impact on our results of operations or financial position, and therefore we have not accrued any amounts relating to this matter. Should our attempts to reach a favorable settlement with the DOR regarding this matter fail there is no assurance that the outcome of this matter will be favorable and that in such case the impact may have a material adverse impact on our results of operations and financial position.

17. Income Taxes

      Our provision for income taxes consists of the following (in thousands):

                                               Year Ended         Nine Months Ended         Year Ended
                                             March 31, 2002       December 31, 2002      December 31, 2003
                                             --------------       -----------------      -----------------
      Federal:
        Current .....................            $ (394)               $4,666                $ 3,524
        Deferred ....................             7,098                 3,478                 10,874
                                                 ------                ------                -------
                                                  6,704                 8,144                 14,398
      State and other:
        Current .....................                --                    --                     --
        Deferred ....................               641                   335                  1,770
                                                 ------                ------                -------
                                                    641                   335                  1,770
                                                 ------                ------                -------
           Total ....................            $7,345                $8,479                $16,168
                                                 ======                ======                =======

      The reasons for the difference between our provision for income taxes and the amount that results from applying the federal statutory tax rate to income before provision for income taxes and minority interest are as follows (in thousands):

                                                      March 31, 2002   December 31, 2002   December 31, 2003
                                                      --------------   -----------------   -----------------
          Income tax expense at statutory rate......       $6,704             $8,144           $14,398
          Effect of state taxes, net of federal tax
            benefit.................................          641                335             1,770
                                                           ------             ------           -------
                                                           $7,345             $8,479           $16,168
                                                           ======             ======           =======

      At December 31, 2002 and 2003, deferred income taxes consist of the following components (in thousands):

                                                                               December 31, 2002     December 31, 2003
                                                                               -----------------     -----------------
      Deferred federal and state tax liabilities (assets):
        Installment sales treatment of notes .............................           $ 68,500             $ 88,043
        Deferred federal and state loss carryforwards/AMT credits ........            (38,939)             (54,505)
        Book over tax carrying value of retained interests in notes
            receivable sold ..............................................              6,587                8,257
        Book reserves for loan losses and inventory ......................             (5,271)              (6,029)
        Tax over book depreciation .......................................              1,411                5,336
        Other ............................................................             (1,088)               2,822
                                                                                     --------             --------
      Deferred income taxes ..............................................           $ 31,200             $ 43,924
                                                                                     ========             ========

      Total deferred federal and state tax liabilities ...................           $ 81,385             $105,686
      Total deferred federal and state tax assets ........................            (50,185)             (61,762)
                                                                                     --------             --------
      Deferred income taxes ..............................................           $ 31,200             $ 43,924
                                                                                     ========             ========

      We have available federal net operating loss carryforwards of $113.6 million, which expire in 2022, 2023 and 2024, and alternative minimum tax credit carryforwards of $10.6 million, that never expire.

18. Employee Retirement Savings Plan

      Our Employee Retirement Plan is a code section 401(k) Retirement Savings Plan (the "Plan"). All employees at least 21 years of age with one year of employment with us are eligible to participate in the Plan. Effective January 1, 2001, we amended the Plan to, in addition to providing an annual discretionary matching contribution, provide a fixed rate matching contribution equal to 50% of the first 3% of a participant's contribution with an annual limit of $1,000 per participant. During the year ended March 31, 2002, we agreed to make a minimum matching contribution to the Plan of $226,000 During the nine months ended December 31, 2002, we did not make a matching contribution to the Plan, but accrued approximately $270,000 for a matching contribution that we paid in April 2003 related to the Plan's year ended December 31, 2002. During the year ended December 31, 2003, we accrued approximately $361,000 for a matching contribution to be determined and paid in February 2004 related to the Plan's year ended December 31, 2003

19. Business Segments

      We have two reportable business segments. Bluegreen Resorts develops, markets and sells VOIs in our resorts, primarily through the Bluegreen Vacation Club, and provides resort management services to resort property owners associations. Bluegreen Communities acquires large tracts of real estate, which are subdivided, improved (in some cases to include a golf course on the property) and sold, typically on a retail basis as homesites. Our reportable segments are business units that offer different products. The reportable segments are each managed separately because they sell distinct products with different development, marketing and selling methods.

      We evaluate the performance and allocate resources to each business segment based on its respective field operating profit. Field operating profit is operating profit prior to the allocation of corporate overhead, interest income, gain on sales of notes receivable, other income, provision for loan losses, interest expense, income taxes, minority interest and cumulative effect of change in accounting principle. Inventory is the only asset that we evaluate on a segment basis -- all other assets are only evaluated on a consolidated basis. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies (see Note 1).

      Required disclosures for our business segments are as follows (in thousands):

                                                                               Bluegreen      Bluegreen
                                                                                Resorts      Communities       Totals
                                                                                -------      -----------       ------
         As of and for the year ended March 31, 2002
         Sales of real estate.............................................      $144,226        $ 96,402       $240,628
         Other resort and communities operations revenue..................        23,149           2,321         25,470
         Depreciation expense..............................................        2,532           1,077          3,609
         Field operating profit...........................................        19,729          15,415         35,144
         Inventory.........................................................       86,288         101,400        187,688

         As of and for the nine months ended December 31, 2002
         Sales of real estate..............................................     $144,026        $ 78,629       $222,655
         Other resort and communities operations revenue.................         23,520           3,528         27,048
         Depreciation expense............................................          2,100           1,053          3,153
         Field operating profit...........................................        17,218          13,570         30,788
         Inventory........................................................        71,097         102,034        173,131

         As of and for the year ended December 31, 2003
         Sales of real estate.............................................      $253,939        $104,373       $358,312
         Other resort and communities operations revenue..................        48,915           6,479         55,394
         Depreciation expense.............................................         3,661           1,726          5,387
         Field operating profit...........................................        49,514          12,580         62,094
         Inventory........................................................        98,085         121,805        219,890

Reconciliations to Consolidated Amounts

      Field operating profit for our reportable segments reconciled to our consolidated income before provision for income taxes and minority interest is as follows (in thousands):

                                                                             Year Ended      Nine Months Ended       Year Ended
                                                                           March 31, 2002    December 31, 2002   December 31, 2003
                                                                           --------------    -----------------   -----------------
      Field operating profit for reportable segments ................          $ 35,144           $ 30,788            $ 62,094
      Interest income ...............................................            15,447             12,235              17,536
      Gain on sales of notes receivable .............................             6,280             10,035               6,563
      Other income (expense) ........................................              (162)            (1,520)                649
      Corporate general and administrative expenses .................           (19,359)           (14,211)            (21,387)
      Interest expense ..............................................           (13,017)            (9,824)            (14,036)
      Provision for loan losses .....................................            (4,851)            (2,832)             (6,094)
                                                                               --------           --------            --------
      Consolidated income before minority interest and
         provision for income taxes .................................          $ 19,482           $ 24,671            $ 45,325
                                                                               ========           ========            ========

      Depreciation expense for our reportable segments reconciled to our consolidated depreciation expense is as follows (in thousands):

                                                                                Year Ended     Nine Months Ended      Year Ended
                                                                              March 31, 2002   December 31, 2002   December 31, 2003
                                                                              --------------   -----------------   -----------------
      Depreciation expense for reportable segments .....................            $3,609            $3,153            $5,387

      Depreciation expense for corporate fixed assets ..................             1,671             1,444             2,424
                                                                                    ------            ------            ------

      Consolidated depreciation expense ................................            $5,280            $4,597            $7,811
                                                                                    ======            ======            ======

      Assets for our reportable segments reconciled to our consolidated assets (in thousands):

                                                                          March 31, 2002    December 31, 2002   December 31, 2003
                                                                          --------------    -----------------   -----------------
      Inventory for reportable segments ..........................            $187,688            $173,131            $219,890
      Assets not allocated to reportable segments ................             247,473             260,861             350,516
                                                                              --------            --------            --------
      Total assets ...............................................            $435,161            $433,992            $570,406
                                                                              ========            ========            ========


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

Geographic Information

      Sales of real estate by geographic area are as follows (in thousands):

                                                               Year Ended          Nine Months Ended           Year Ended
                                                             March 31, 2002        December 31, 2002        December 31, 2003
                                                             --------------        -----------------        -----------------
      United States ..................................           $230,179                $216,973                $347,350
      Aruba ..........................................             10,441                   5,671                  10,949
      Canada .........................................                  8                      11                      13
                                                                 --------                --------                --------

      Consolidated totals ............................           $240,628                $222,655                $358,312
                                                                 ========                ========                ========

      Inventory by geographic area is as follows (in thousands):

                                                                            December 31, 2002        December 31, 2003
                                                                            -----------------        -----------------
      United States ..............................................                $163,606                 $212,171
      Aruba ......................................................                   9,521                    7,717
      Canada .....................................................                       4                        2
                                                                                  --------                 --------
      Consolidated totals ........................................                $173,131                 $219,890
                                                                                  ========                 ========

20. Quarterly Financial Information (Unaudited)

      Summarized quarterly financial information for the nine months ended December 31, 2002 and year ended December 31, 2003, is presented below (in thousands, except for per share information).

                                                                                            Three Months Ended
                                                                             --------------------------------------------------
                                                                              June 30,          September 29,      December 31,
                                                                                2002                2002               2002
                                                                             ----------         -------------      ------------
      Sales of real estate .........................................          $71,113              $83,386            $68,156
      Gross profit .................................................           46,146               54,377             44,209
      Income before cumulative effect of change in
        accounting principle .......................................            4,148                5,080              6,148
      Net income (loss) ............................................           (1,431)               5,080              6,148
      Earnings per common share before cumulative effect
        of change in accounting principle:
           Basic ...................................................             0.17                 0.21               0.25
           Diluted .................................................             0.15                 0.19               0.24
      Earnings (loss) per common share:
           Basic ...................................................            (0.06)                0.21               0.25
           Diluted .................................................            (0.03)                0.19               0.23

                                                                                    Three Months Ended
                                                           ---------------------------------------------------------------------
                                                           March 31,           June 30,         September 30,       December 31,
                                                              2003               2003               2003                2003
                                                              ----               ----               ----                ----
      Sales of real estate .....................            $61,782            $86,026            $108,941            $101,563
      Gross profit .............................             42,722             59,753              77,908              68,919
      Net income ...............................              2,127              6,226              10,202               7,272
      Earnings per common share:
           Basic ...............................               0.09               0.25                0.41                0.30
           Diluted .............................               0.09               0.23                0.36                0.26


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

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
Bluegreen Corporation

      We have audited the accompanying consolidated balance sheets of Bluegreen Corporation (the "Company") as of December 31, 2002 and December 31, 2003, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended March 31, 2002, the nine months ended December 31, 2002 and the year ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bluegreen Corporation at December 31, 2002 and December 31, 2003, and the consolidated results of its operations and its cash flows for the year ended March 31, 2002, the nine months ended December 31, 2002 and the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 1 to the consolidated financial statements, in the nine months ended December 31, 2002, the Company changed its method of accounting for the cost associated with generating vacation ownership tours.


                                                               ERNST & YOUNG LLP

West Palm Beach, Florida
January 20, 2004


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